Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 7, 2017, by and between AdCare Health Systems, Inc., a Georgia corporation (“AdCare”), and Regional Health Properties, Inc., a Georgia corporation (“RHE”).
RECITALS
WHEREAS, RHE is a wholly owned direct subsidiary of AdCare formed in connection with the Merger (as defined below);
WHEREAS, for U.S. federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Board of Directors of AdCare (the “AdCare Board”) and the Board of Directors of RHE (the “RHE Board”) each has determined that the Merger and this Agreement are advisable and in the best interests of each such corporation and its respective shareholders, and each has adopted this Agreement on the terms and subject to the conditions set forth in this Agreement, and authorized this Agreement to be submitted to a vote of its respective shareholders entitled to vote hereon.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:
ARTICLE I
THE MERGER; CLOSING; EFFECTIVE TIME; EFFECTS OF MERGER
1.1    The Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) and in accordance with the Georgia Business Corporation Code (the “GBCC”), AdCare shall be merged with and into RHE and the separate corporate existence of AdCare shall thereupon cease (the “Merger”), and RHE shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate existence of RHE will continue unaffected by the Merger.
1.2    The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at such time, date and place as the parties may agree but in no event prior to the satisfaction or waiver, to the extent permitted by law, of the conditions set forth in Section 3.1. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”
1.3    Effective Time. Subject to the terms and conditions set forth in this Agreement, following the Closing, the parties hereto shall, at such time as they deem advisable, cause a certificate of merger (“Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Georgia and shall make all other filings or recordings required by Georgia law in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Georgia or at such later time as AdCare and RHE shall agree and specify in the Certificate of Merger (the “Effective Time”).
1.4    Certificate of Incorporation and Bylaws.
(a)The articles of incorporation of RHE (as may be amended and restated), as in effect immediately prior to the Effective Time, shall be and remain the articles of incorporation of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.
(b)The bylaws of RHE (as may be amended and restated), as in effect immediately prior to the Effective Time, shall be and remain the bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.
1.5    Directors and Officers of the Surviving Corporation. The directors and officers of AdCare immediately prior to the Effective Time shall, at the Effective Time, become the directors and officers of the Surviving Corporation, and each director and officer will continue his directorship or employment, as the case may be, with the Surviving Corporation under the same terms as his directorship or employment with AdCare.
1.6    Effects of Merger. The Merger shall have the effects specified in the GBCC and this Agreement.

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ARTICLE II
EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
2.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of AdCare, RHE or the shareholders of such corporations, the following shall occur:
(a)The outstanding shares of common stock, no par value per share, of AdCare (the “AdCare Common Stock”) issued and outstanding immediately prior to the Effective Time, other than those held in AdCare’s treasury (if any), shall be converted into the same number of validly issued, fully paid and nonassessable shares of common stock, no par value per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).
(b)The outstanding shares of 10.875% Series A Cumulative Redeemable Preferred Shares, no par value per share, of AdCare (the “AdCare Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time, other than those held in AdCare’s treasury (if any), shall be converted into the same number of validly issued, fully paid and nonassessable shares of 10.875% Series A Cumulative Redeemable Preferred Shares, no par value per share, of the Surviving Corporation (the “Surviving Corporation Series A Preferred Stock”).
(c)At the Effective Time, each certificate formerly representing shares of AdCare Common Stock (the “Certificate”) shall thereafter only represent the right to receive: (i) a certificate representing the same number of shares of Surviving Corporation Common Stock; and (ii) an amount equal to any dividend or other distribution pursuant to Section 2.4(c).
(d)Each share of AdCare Common Stock and AdCare Series A Preferred Stock held in AdCare’s treasury (if any) at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall cease to exist without payment of any consideration therefor.
(e)Each share of common stock, no par value per share, of RHE issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of RHE or the holder thereof, cease to be outstanding and shall cease to exist without payment of any consideration therefor.
2.2    Dividends or Distributions Declared Prior to the Effective Time. AdCare’s obligations with respect to any dividends or other distributions to the holders of AdCare Common Stock or AdCare Series A Preferred Stock that have been declared by AdCare but not paid prior to the Effective Time will be assumed by the Surviving Corporation in accordance with the terms thereof.
2.3    AdCare Stock Incentive Plans and Warrants.
(a)At the Effective Time, the rights and obligations of AdCare under the AdCare Health Systems, Inc. 2011 Stock Incentive Plan, the 2005 Stock Option Plan of AdCare Health Systems, Inc. and the 2004 Stock Option Plan of AdCare Health Systems, Inc. (including all amendments or modifications to each of the foregoing, collectively, the “Plans”) and related award agreements (if any) will be assumed by the Surviving Corporation in accordance with the terms thereof, and all equity-based awards with respect to shares of AdCare Common Stock granted pursuant to the Plans and such agreements (if any) will be converted into corresponding equity-based awards with respect to shares of Surviving Corporation Common Stock, in each case, to the extent set forth in, and in accordance with, the terms of such Plans and related award agreements (if any) and on the same terms and conditions applicable to such awards prior to the conversion. For the avoidance of doubt, any equity-based award with respect to shares of AdCare Common Stock granted pursuant to the Plans and related award agreements (if any) which are subject to forfeiture, vesting, exercisability or other restrictions shall remain subject to the same terms and conditions, including all such restrictions, which shall not be affected by the Merger.
(b)Each warrant to purchase shares of AdCare Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a warrant to purchase, upon the same terms and conditions, the number of shares of Surviving Corporation Common Stock which is equal to the number of shares of AdCare Common stock underlying such warrant prior to the Effective Time. For the avoidance of doubt, any warrant to purchase shares of AdCare Common Stock which are subject to forfeiture, vesting, exercisability or other restrictions shall remain subject to the same terms and conditions, including all such restrictions, which shall not be affected by the Merger.

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2.4    Exchange of AdCare Common Stock Certificates.

(a)As of the Effective Time, the Surviving Corporation shall deposit, or shall cause to be deposited, with the transfer agent and registrar for the shares of Surviving Corporation Common Stock and the exchange agent for purposes of the Merger (“Exchange Agent”), for the benefit of the holders of Certificates, shares of Surviving Corporation Common Stock, in an amount sufficient to effect the exchange of all Certificates for certificates (or evidence of shares in uncertificated book-entry form) representing shares of Surviving Corporation Common Stock pursuant to Section 2.1(a). In addition, the Surviving Corporation shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of holders of Certificates as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.4(c).
(b)As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate: (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Surviving Corporation Common Stock (or evidence of Shares in uncertificated book-entry form). Upon surrender of a Certificate for exchange to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) a certificate representing the number of shares of Surviving Corporation Common Stock (or evidence of shares in uncertificated book-entry form) which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II; and (B) the payment of any of dividends and other distributions that such holder has the right to receive pursuant to Section 2.4(c). No interest shall accrue or be paid on any Merger consideration or on unpaid dividends and distributions payable to holders of Certificates. In the event of a surrender of a Certificate representing shares of AdCare Common Stock in exchange for a certificate representing shares of Surviving Corporation Common Stock (or evidence of shares in uncertificated book-entry form) in the name of a person other than the person in whose name such shares of AdCare Common Stock are registered, a certificate representing the proper number of shares of Surviving Corporation Common Stock (or evidence of shares in uncertificated book-entry form) may be issued to such a transferee if the Certificate representing such securities is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or otherwise deliver to each holder of record of shares of the AdCare Common Stock or AdCare Series A Preferred Stock held by such holder in uncertificated book-entry form as of the time immediately prior to the Effective Time a notice stating that: (i) the Merger is complete; and (ii) the shares of AdCare Common Stock or AdCare Series A Preferred Stock held by such holder immediately prior to the Effective Time in uncertificated book-entry form have been converted to shares of Surviving Corporation Common Stock or Surviving Corporation Series A Preferred Stock, respectively, held in uncertificated book-entry form.
(c)No dividends or other distributions declared by the Surviving Corporation in respect of Surviving Corporation Common Stock, the record date for which is at or after the Effective Time, shall be paid by the Exchange Agent to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, the Exchange Agent shall release to the holder of the certificates representing whole shares of Surviving Corporation Common Stock (or evidence of shares in uncertificated book-entry form) issued in exchange therefor, without interest: (i) at the time of such surrender, the previously reserved amount equal to the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Surviving Corporation Common Stock that had been held by the Exchange Agent for the benefit of such holder; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Surviving Corporation Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(d)At and after the Effective Time, there shall be no transfers on the stock transfer books of AdCare of shares of AdCare Common Stock or AdCare Series A Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be exchanged for certificates representing shares of Surviving Corporation Common Stock (or evidence of shares in uncertificated book-entry form) in accordance with the procedures set forth in this Article II.
(e)Any former shareholders of AdCare who have not complied with this Article II within one year after the Effective Time shall thereafter look only to the Surviving Corporation for release of: (i) their previously reserved shares of Surviving Corporation Common Stock or Surviving Corporation Series A Preferred Stock deliverable in respect of each share of

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AdCare Common Stock or AdCare Preferred Stock, as applicable, such shareholder holds as determined pursuant to this Agreement; and (ii) any dividends or other distributions paid on such shares for the benefit of such shareholders, without any interest thereon.
(f)In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Surviving Corporation Common Stock deliverable in respect thereof pursuant to this Agreement.
(g)None of AdCare, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares or securities of AdCare for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.
ARTICLE III
CONDITIONS
3.1    Conditions as to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent permitted by law), of the following conditions at or prior to the Closing Date:

(a)This Agreement shall have been duly adopted by the requisite vote of the shareholders of AdCare and RHE.
(b)RHE shall have amended and restated its articles of incorporation to read substantially in the form attached hereto as Exhibit A.
(c)RHE shall have amended and restated its bylaws to read substantially in the form attached hereto as Exhibit B.
(d)AdCare shall have received from its tax counsel an opinion to the effect that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that each of AdCare and RHE is a party to a reorganization within the meaning of Section 368(b) of the Code.
(e)The shares of Surviving Corporation Common Stock issuable to holders of AdCare Common Stock pursuant to this Agreement shall have been approved for listing on the NYSE MKT, subject to official notice of issuance.
(f)The shares of Surviving Corporation Series A Preferred Stock issuable to holders of AdCare Series A Preferred Stock pursuant to this Agreement shall have been approved for listing on the NYSE MKT, subject to official notice of issuance.
(g)The Registration Statement on Form S-4 filed or to be filed with the Securities and Exchange Commission by RHE in connection with the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding seeking a stop order.
(h)The AdCare Board shall have determined, in its sole discretion, that no action, suit, or proceeding shall be pending or threatened before any court or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge may prevent the consummation of the Merger or cause the Merger to be rescinded following its consummation.
(i)AdCare shall have received all governmental approvals and third party consents required to be obtained by AdCare or its subsidiaries in connection with the Merger, except where the failure to obtain such approvals or consents would not reasonably be expected to materially and adversely affect the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole.

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ARTICLE IV
DEFERRAL AND TERMINATION
4.1    Deferral. Consummation of the Merger may be deferred by the AdCare Board or any authorized officer of AdCare following the special meeting of the shareholders of AdCare if the AdCare Board or said authorized officer determines that such deferral would be advisable and in the best interests of AdCare and its shareholders.

4.2    Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the filing of the Certificate of Merger, before or after the approval of this Agreement by the holders of AdCare Common Stock, by either: (a) the mutual written consent of the AdCare Board and the RHE Board; or (b) the AdCare Board in its sole discretion.

4.3    Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and shall have no effect and no party hereto (or any of its affiliates, directors, partners, officers or shareholders) shall have any liability or further obligation to any other party to this Agreement.
ARTICLE V
GENERAL PROVISIONS
5.1    Further Assurances. Each of AdCare and RHE shall use its reasonable best efforts to take all such actions as may be necessary, appropriate or desirable to effectuate the Merger under the GBCC. If, at any time after the Effective Time, any further action is necessary, appropriate or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Surviving Corporation or AdCare, the authorized officers and other authorized persons of the Surviving Corporation are authorized to take any such necessary, appropriate or desirable actions, including the execution, in the name and on behalf of the Surviving Corporation or AdCare, of all such deeds, bills of sale, assignments and assurances.
5.2    No Dissenters’ Rights. The holders of shares of AdCare Common Stock and AdCare Series A Preferred Stock are not entitled under applicable law to statutory dissenters’ rights as a result of the Merger.
5.3    Entire Agreement. This Agreement, the Exhibits and the Schedule hereto, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.
5.4    Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the holders of AdCare Common Stock, but after such approval, no amendment shall be made which by law requires the further approval of such holders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
5.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.
5.6    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.
5.7    Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.
5.8    Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
5.9    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms

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or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
5.10    Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.
5.11    No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ Allan J. Rimland
Name:	Allan J. Rimland
Title:	President, Chief Executive Officer and Chief Financial Officer

REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Allan J. Rimland
Name:	Allan J. Rimland
Title:	President, Chief Executive Officer and Chief Financial Officer

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Exhibit A

FORM OF AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
REGIONAL HEALTH PROPERTIES, INC.

ARTICLE I
NAME; PURPOSE
The name of the corporation is Regional Health Properties, Inc., a Georgia corporation (the “Corporation”). The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Georgia.
ARTICLE II
CAPITALIZATION
2.1    Authorized Shares. The Corporation shall have authority to issue Sixty Million (60,000,000) shares of stock of which: (a) Fifty-five Million (55,000,000) shares shall be designated “Common Stock,” no par value per share; and (b) Five Million (5,000,000) shares shall be designated “Preferred Stock,” no par value per share, of which 3,000,000 of such shares of Preferred Stock have been designated as Series A Preferred Shares (as defined in Article III) and have the preferences, limitations and relative rights set forth in Article III. The Corporation also shall have the authority to issue fractions of a share of Common Stock and Preferred Stock, as provided in the Official Code of Georgia Annotated. Shares that are reacquired by the Corporation shall be classified as treasury shares unless the terms of such stock provide to the contrary.
The designations and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of stock are as follows:
2.2    Common Stock. Subject to all of the rights of the Preferred Stock and the Series A Preferred Shares (as defined in Article III) as expressly provided herein, by law or by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to this Article II, the Common Stock shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges provided for herein, including, without limitation, the following rights and privileges: (a) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends; (b) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and (c) upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.
2.3    Preferred Stock. In accordance with the provisions of the Official Code of Georgia Annotated, the Board of Directors may determine, in whole or in part, the preferences, limitations and relative rights of: (a) any class of Preferred Stock before the issuance of any shares of that class; or (b) one or more series within a class of Preferred Stock, and designate the number of shares within that series, before the issuance of any shares of that series.
ARTICLE III
10.875% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

3.1    Number of Shares and Designations. The Corporation is authorized to issue a series of Preferred Stock which shall be designated as 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Shares”), no par value per share, and the number of shares that shall constitute such series shall be 3,000,000. The Board of Directors is expressly authorized, at any time and from time to time, to increase or decrease the number of shares constituting the Series A Preferred Shares, but not below the number of shares then issued, or eliminate such series of shares if no shares are issued, by filing with the Secretary of State of the State of Georgia articles of amendment to these Amended and Restated Articles of Incorporation, which are effective without shareholder action, in the manner provided in Section 14-2-602(d) of the Official Code of Georgia Annotated. In the case the number of shares constituting the Series A Preferred Shares is decreased or such series of shares is eliminated, the shares that are the subject of the decrease or compose the series being eliminated shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Stock.

The Series A Preferred Shares shall have the following rights and preferences:
3.2    Definitions. For purposes of this Article III, the following terms shall have the meanings indicated:
“Agent Members” shall have the meaning set forth in Section 3.12.
“Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
“Call Date” shall mean the date fixed for redemption of the Series A Preferred Shares and specified in the notice to holders required under paragraph (e) of Section 3.5 as the Call Date.
A “Change of Control” is deemed to occur when, after the Issue Date, the following have occurred and are continuing:
(a)     the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
(b)     following the closing of any acquisition described in subparagraph (a) above, neither the Corporation nor the acquiring entity has a class of common securities (or American depositary receipts representing such securities) subject to a National Market Listing.
“Common Shares” shall mean the shares of Common Stock, no par value per share, of the Corporation.
“Correction Event” shall mean: (a) with respect to any Delisting Event, that the Series A Preferred Shares are once again listed or quoted pursuant to a National Market Listing; and (b) with respect to any Dividend Default, the second consecutive Dividend Payment Date following such time as the Corporation has paid all accumulated and unpaid dividends on the Series A Preferred Shares in full in cash (or declared such dividends and set apart for payment).
“Delisting Event” shall have the meaning set forth in paragraph (b) of Section 3.3.
“Depositary” shall have the meaning set forth in Section 3.12.
“Dividend Default” shall have the meaning set forth in paragraph (a) of Section 3.3.
“Dividend Payment Date” shall have the meaning set forth in Section 3.3.
“Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall be deemed to have commenced on and include [ ] and shall end on and include the day preceding the first day of the next succeeding Dividend Period); provided, however, that any Dividend Period during which any Series A Preferred Shares shall be redeemed pursuant to Section 3.5 shall end on and exclude the Call Date only with respect to the Series A Preferred Shares being redeemed).
“Dividend Rate” shall mean the dividend rate accruing on the Series A Preferred Shares, as applicable from time to time pursuant to the terms hereof.
“Dividend Record Date” shall have the meaning set forth in Section 3.3.
“Event” shall have the meaning set forth in paragraph (e) of Section 3.7.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Global Preferred Shares” shall have the meaning set forth in Section 3.12.
“Issue Date” shall mean the date of issuance of the 10.875% Series A Cumulative Redeemable Preferred Shares issued by the Corporation in connection with the merger of AdCare Health Systems, Inc., a Georgia corporation, with and into the Corporation pursuant to the Agreement and Plan of Merger, dated as of July 7, 2017, as may be amended, between AdCare Health Systems, Inc. and the Corporation.
“Junior Shares” shall have the meaning set forth in paragraph (c) of Section 3.6.
“National Market Listing” shall mean the listing or quotation, as applicable, of securities on or in the New York Stock Exchange LLC, the NYSE MKT LLC, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market or any comparable national securities exchange or national securities market.
“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 3.6.
“Penalty Event” shall mean each of a Dividend Default and a Delisting Event.
“Penalty Rate” shall mean 12.875% per annum (equivalent to $3.2187 per annum per share).
“Preferred Shares” shall mean the shares of Preferred Stock, no par value, of the Corporation.
“SEC” shall have the meaning set forth in Section 3.8.
“Senior Shares” shall have the meaning set forth in paragraph (a) of Section 3.6.
“Series A Preferred Shares” shall have the meaning set forth in Section 3.1.
“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.
“Stated Rate” shall mean 10.875% per annum (equivalent to $2.7187 per annum per share).
“Transfer Agent” means Continental Stock Transfer & Trust Company, or such other agent or agents of the Corporation as may be designated by the Board of Directors or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares.
3.3    Dividends. Holders of issued and outstanding Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of funds of the Corporation legally available for the payment of distributions, cumulative preferential cash dividends at a rate per annum equal to the Dividend Rate of the $25.00 per share stated liquidation preference of the Series A Preferred Shares. Except as otherwise provided in paragraphs (a) and (b) of Section 3.3, the Dividend Rate shall be equal to the Stated Rate. Such dividends shall accrue and accumulate on each issued and outstanding share of the Series A Preferred Shares on a daily basis from the original date of issuance of such share (or, with respect to the initial Dividend Period, from the first day thereof), and shall be payable quarterly in equal amounts in arrears on the last calendar day of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series A Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).
(a)    If the Corporation fails to pay cash dividends on the Series A Preferred Shares in full for any four consecutive or non-consecutive Dividend Periods (such a failure, a “Dividend Default”), then:
(i)the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and continuing until a Correction Event occurs, and on the date such Correction Event occurs, the Dividend Rate shall revert to the Stated Rate;
(ii)until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (a), the holders of Series A Preferred Shares will have the voting rights described below in Section 3.7; and
(iii)following any Dividend Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (a), if the Corporation subsequently fails to pay cash dividends on the Series A Preferred Shares in full for any Dividend Period, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of subparagraphs (i) and (ii) of this paragraph (a) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Dividend Default.
(b)If the Corporation fails to maintain a National Market Listing for the Series A Preferred Shares for 180 consecutive days or longer (such event, a “Delisting Event”), then;
(i)the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Delisting Event and continuing until a Correction Event occurs, and on the date such Correction Event occurs, the Dividend Rate shall revert to the Stated Rate;
(ii)until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (b), the holders of Series A Preferred Shares will have the voting rights described below in Section 3.7; and
(iii)following any Delisting Event that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (b), if the Series A Preferred Shares subsequently cease to be subject to a National Market listing, such event shall constitute a separate Delisting Event, and the foregoing provisions of subparagraphs (i) and (ii) of this paragraph (b) shall immediately apply until such time as a Correction Event occurs with respect to such Delisting Event.
(c)No dividend on the Series A Preferred Shares will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation (whether now existing or arising hereafter), including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the Official Code of Georgia Annotated or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Shares shall continue to accrue and accumulate regardless of whether (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors. Accrued and unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Series A Preferred Shares, as the case may be.
(d)Except as provided in the next sentence, if any Series A Preferred Shares are outstanding, no dividends (other than in Common Shares or Junior Shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, dissolution or winding up) will be declared or paid or set apart for payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all past Dividend Periods with respect to which full dividends were not paid on the Series A Preferred Shares. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series A Preferred Shares and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series A Preferred Shares and all such Parity Shares shall be declared and paid pro rata or declared and set apart for payment pro rata, so that the amount of dividends declared per share of Series A Preferred Shares and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series A Preferred Shares and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Shares which may be in arrears, whether at the Stated Rate or at the Penalty Rate.
(e)Except as provided in paragraph (e) of Section 3.3, unless all accumulated accrued and unpaid dividends on the Series A Preferred Shares are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past Dividend Periods with respect to which full dividends were not paid on the Series A Preferred Shares, no dividends (other than in Common Shares or Junior Shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, dissolution or winding up) may be declared or paid or set apart for payment upon the Common Shares or any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).
(f)Holders of Series A Preferred Shares shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series A Preferred Shares as described in Section 3.3. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.
3.4    Liquidation Preference.
(a)Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series A Preferred Shares shall be entitled to receive an amount of cash equal to $25.00 per Series A Preferred Share plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of Section 3.4, none of: (i) a consolidation or merger of the Corporation with one or more corporations or other entities; (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets; or (iii) a statutory share exchange, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.
(b)Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution, or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in Section 3.4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.
3.5    Redemption.
(a)The Corporation shall not redeem the Series A Preferred Shares prior to December 1, 2017, except that the Corporation is required to redeem the Series A Preferred Shares in accordance with paragraph (b) of Section 3.5. On and after December 1, 2017, the Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (e) of Section 3.5, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per Series A Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the Call Date (subject to paragraph (h) of Section 3.5), without interest. If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation.
(b)If a Change of Control occurs, then the Corporation or the acquiring entity in such Change of Control shall redeem the Series A Preferred Shares, in whole but not in part, within 120 days after the date on which the Change of Control occurs, for cash at a redemption price of $25.00 per Series A Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the Call Date (subject to paragraph (h) of Section 3.5), without interest.

(c)With respect to a redemption pursuant to paragraph (a) of Section 3.5, unless all accumulated accrued and unpaid dividends on all Series A Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are declared and paid in cash (or in the form of consideration for payment of dividends on any such Parity Shares) or declared and set apart for payment in cash for all past Dividend Periods and the then current Dividend Period, no Series A Preferred Shares or such Parity Shares shall be redeemed unless all of the outstanding Series A Preferred Shares and such Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series A Preferred Shares or such Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding Series A Preferred Shares and such Parity Shares. Also with respect to a redemption pursuant to paragraph (a) of Section 3.5, unless all accumulated accrued and unpaid dividends on all Series A Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are declared and paid in cash (or in the form of consideration for payment of dividends on any such Parity Shares) or declared and set apart for payment in cash for all past Dividend Periods and the then current Dividend Period, the Corporation shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares or such Parity Shares (except by conversion into or exchange for Junior Shares and Parity Shares).
(d)From and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) defaults in payment of the redemption price as contemplated by Section 3.5), all dividends will cease to accumulate on the Series A Preferred Shares called for redemption pursuant to Section 3.5, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of such shares will terminate with respect to such shares, except the right to receive the redemption price and all accumulated accrued and unpaid dividends up to, but excluding, the Call Date, without interest (upon surrender and endorsement of their certificates, if so required in accordance with paragraph (g) of Section 3.5).
(e)Notice of the redemption of any Series A Preferred Shares pursuant to Section 3.5 shall be mailed by first class mail to each holder of record of Series A Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s share transfer books: (i) for a redemption pursuant to paragraph (a) of Section 3.5, at least 30 but not more than 60 days prior to the Call Date; and (ii) for a redemption pursuant to paragraph (b) of Section 3.5, not later than 20 days following the date on which a Change of Control occurs. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) for a redemption pursuant to paragraph (a) of Section 3.5, the number of Series A Preferred Shares to be redeemed; (3) the redemption price of $25.00 per Series A Preferred Share plus accumulated accrued and unpaid dividends through, but excluding, the Call Date; (4) the place or places where any certificates for such shares, other than certificates issued as contemplated by Section 3.12, are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date; and (6) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series A Preferred Shares may be listed or admitted for trading. In the case of a redemption pursuant to paragraph (a) of Section 3.5 in which fewer than all of the outstanding Series A Preferred Shares are to be redeemed, then the notice mailed pursuant to this paragraph (e) of Section 3.5 shall also specify the number of Series A Preferred Shares to be redeemed from each holder thereof.
(f)The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with Section 3.5 shall be deemed fulfilled if, on or before the Call Date, the Corporation (or such acquiring entity) shall irrevocably deposit funds necessary for redemption pursuant to Section 3.5), in trust for the holders of the Series A Preferred Shares so called for redemption pursuant to Section 3.5, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption, in which case the notice to holders of the Series A Preferred Shares will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates representing such shares, other than certificates issued as contemplated by Section 3.12, at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price (including all accumulated accrued and unpaid dividends to the Call Date). No interest shall accrue for the benefit of the holders of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation (or such acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or such acquiring entity), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or such acquiring entity) for the payment of such cash.
(g)On or after the Call Date, each holder of Series A Preferred Shares that holds a certificate, other than certificates issued as contemplated by Section 3.12, must present and surrender (and properly endorse or assign for transfer, if the Corporation shall require and if the notice shall so state) each such certificate representing such holder’s Series A Preferred Shares to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Shares as the owner thereof, and each surrendered certificate will be canceled. All Series A Preferred Shares redeemed by the Corporation pursuant to Section 3.5, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.
(h)If the Corporation redeems any of the Series A Preferred Shares pursuant to Section 3.5 and, if the Call Date for such redemption occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.
3.6    Ranking. Any class or series of stock of the Corporation shall be deemed to rank:
(a)prior to the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares (“Senior Shares”);
(b)on a parity with the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and
(c)junior to the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).
3.7    Voting Rights.
(a)Holders of the Series A Preferred Shares will not have any voting rights, except as set forth in Section 3.7 or as otherwise required by the Official Code of Georgia Annotated or other applicable law. On each matter on which holders of Series A Preferred Shares are entitled to vote, each Series A Preferred Share shall be entitled to one vote, except that when shares of any other class or series of stock the Corporation may issue have the right to vote with the Series A Preferred Shares as a single class on any matter, the Series A Preferred Shares and the shares of each such other class or series shall have one vote for each $25.00 of liquidation preference (excluding accumulated and unpaid dividends).
(b)Upon the occurrence of a Penalty Event, the number of directors constituting the Board of Directors shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and with which the Series A Preferred Shares are entitled to vote as a class with respect to the election of those two directors), and the holders of the Series A Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding Series A Preferred Shares or by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until a Correction Event has occurred with respect to each Penalty Event then continuing. On the date a Correction Event occurs, the rights of holders of the Series A Preferred Shares to elect any directors will cease and, unless there are other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series A Preferred Shares shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. In no event shall the holders of the Series A Preferred Shares be entitled pursuant to the voting rights under this paragraph (b) of Section 3.7 to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any National Market Listing pursuant to which any class or series of the stock of the Corporation is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of such directors) pursuant to the voting rights under this paragraph (b) of Section 3.7 exceed two.
(c)If a special meeting is not called by the Corporation within 75 days after request from the requisite holders of Series A Preferred Shares (or holders of other series or classes of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable) as described in paragraph (b) of Section 3.7, then the holders of record of at least 25% of the outstanding Series A Preferred Shares may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of shareholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to paragraphs (b) and (c) of Section 3.7, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.
(d)If, at any time when the voting rights conferred upon the Series A Preferred Shares pursuant to paragraph (b) of Section 3.7 are exercisable, any vacancy in the office of a director elected pursuant to paragraph (b) of Section 3.7 or this paragraph (d) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series A Preferred Shares and any other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of directors pursuant to paragraph (b) of Section 3.7. Any director elected or appointed pursuant to paragraph (b) of Section 3.7 or this paragraph (d) may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Shares and any other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which classes or series of equity securities the Corporation may issue are entitled to vote as a class with the Series A Preferred Shares in the election of directors pursuant to paragraph (b) of Section 3.7, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Shares and any such other classes or series of stock the Corporation may issue, and may not be removed by the holders of the Common Shares.
(e)So long as any Series A Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares): (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares or reclassify any of the authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Corporation’s Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Shares (although, in accordance with paragraph (b) of Section 3.5, the Corporation would be required to redeem the Series A Preferred Shares if such Event constitutes a Change of Control) and, provided, further, that any increase in the amount of the authorized Common Shares or other stock the Corporation may issue (including the Series A Preferred Shares), or the creation or issuance of any additional Common Shares or Series A Preferred Shares or other class or series of stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case which are Parity Shares or Junior Shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote of the holders of the Series A Preferred Shares.
(f)The voting rights provided for in Section 3.7 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series A Preferred Shares would otherwise be required pursuant to Section 3.7 shall be effected, all outstanding shares of Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to paragraph (f) of Section 3.5.
(g)Except as expressly stated in Section 3.7 or as may be required by the Official Code of Georgia Annotated or other applicable law, the Series A Preferred Shares will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.

3.8    Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Shares are outstanding, the Corporation will use its best efforts to: (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Shares, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Shares. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.
3.9    Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.
3.10    Sinking Fund. The Series A Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.
3.11    Conversion. The Series A Preferred Shares shall not be, pursuant to the terms hereof, convertible into or exchangeable for any stock or other securities or property of the Corporation.
3.12    Book Entry. The Series A Preferred Shares shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for a securities depositary (the “Depositary”) that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of Series A Preferred Shares represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series A Preferred Shares with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.
ARTICLE IV
BOARD OF DIRECTORS
4.1    Number, Election and Term of Directors. The number of directors of the Corporation shall be as fixed from time to time by or pursuant to the Corporation’s Bylaws and may be fixed by resolution of the Board of Directors. Each director shall be elected at each annual meeting of shareholders and shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified, or until the earlier death, resignation or removal of such director.
4.2    Removal. Directors may be removed from the Board of Directors only for cause and only by the affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors. Any vacancy in the Board of Directors resulting from such removal shall be filled in accordance with Section 4.3 hereof. For purposes of this Section 4.2, “cause” shall mean only: (a) conviction of a felony; (b) declaration of unsound mind or order of a court; (c) gross dereliction of duty; (d) commission of an action involving moral turpitude; or (e) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action results in an improper substantial personal benefit and a material injury to the Corporation.
4.3    Vacancies and Changes of Authorized Number. All vacancies and any newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Each director chosen in accordance with this Section 4.3 shall hold office until the next election of directors by shareholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. If the vacant directorship was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill such vacancy.

4.4    Election of Directors by Holders of Preferred Stock. Notwithstanding any of the foregoing provisions in this Article IV, whenever the holders of any one or more classes of Preferred Stock or series thereof issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the number of such directors, and the election, term of office, removal, filling of vacancies and other features of each such directorship, shall be governed by the preferences, limitations and relative rights in respect of any such class or series.
ARTICLE V
AMENDMENT OF BYLAWS
Except as may be prohibited by the Official Code of Georgia Annotated or these Amended and Restated Articles of Incorporation, the Board of Directors is expressly authorized to amend or repeal the Corporation’s Bylaws or adopt new Bylaws for the Corporation.
ARTICLE VI
CONSTITUENCY CONSIDERATIONS
In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, clients, customers, suppliers, and creditors of the Corporation, the communities in which offices or other establishments of the Corporation are located, and all other factors such directors consider pertinent; provided, however, that this Article VI shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.
ARTICLE VII
LIMITATION OF DIRECTOR LIABILITY
7.1    Limitation of Liability. A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability:
(a)for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;
(b)for acts or omissions which involve intentional misconduct or a knowing violation of law;
(c)for the types of liability set forth in Section 14-2-832 of the Official Code of Georgia Annotated; or
(d)for any transaction from which the director received an improper personal benefit.
7.2    Repeal or Modification of this Article. Any repeal or modification of the provisions of this Article VII by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.
7.3    Additional Provisions. If the Official Code of Georgia Annotated is amended, after this Article VII becomes effective, to authorize corporate action further eliminating or limiting the liability of directors, then, without further corporate action, the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the Official Code of Georgia Annotated, as so amended.
7.4    Severability. In the event that any of the provisions of this Article VII (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

ARTICLE VIII
INDEMNIFICATION
The Corporation shall indemnify its officers and directors to the fullest extent permitted under the Official Code of Georgia Annotated. Such indemnification shall not be deemed exclusive of any additional indemnification that the Board of Directors may deem advisable or of any rights to which those indemnified may otherwise be entitled. The Board of Directors of the Corporation may determine from time to time whether and to what extent to maintain insurance providing indemnification for officers and directors and such insurance need not be limited to the Corporation’s power of indemnification under the Official Code of Georgia Annotated.
ARTICLE IX
OWNERSHIP AND TRANSFER RESTRICTIONS
9.1    Restrictions on Ownership and Transfer.
(a)Definitions. For purposes of this Article IX, the word “or” shall be inclusive and not exclusive and the following terms shall have the following meanings:

“Acquire” means the acquisition of Beneficial Ownership or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered a Beneficial Owner or Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.
“Affiliate” means, as to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified.
“Beneficial Ownership” means ownership of Equity Shares by a Person whether the interest in such Equity Shares is held directly or indirectly (including, without limitation, by a nominee) and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person shall be deemed to be outstanding prior to conversion, exchange or exercise, but not shares of Common Stock issuable with respect to the conversion, exchange or exercise of securities of the Corporation held by other Persons.
“Beneficiary” means a beneficiary of the Trust as determined pursuant to Section 9.2(e).
“Business Day” has the meaning assigned to it in Section 3.2.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code means such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
“Common Stock Ownership Limit” means, with respect to the Common Stock, ownership of 9.9% or more (by value or number of shares, whichever is more restrictive) of an outstanding class or series Common Stock, subject to adjustment pursuant to Section 9.1(j) and to any other limitations contained in this Section 9.1.
“Constructive Ownership” means ownership of Equity Shares by a Person who could be treated as an owner of such Equity Shares, either actually or constructively, directly or indirectly (including, without limitation, by a nominee), through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) thereof. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own” and “Constructively Owned” shall have correlative meanings.
“Equity Shares” means shares of Common Stock of any class or series.

“Excepted Holder” means a Person for whom an Excepted Holder Limit is created by these Amended and Restated Articles of Incorporation or by the Board of Directors pursuant to Section 9.1(i).
“Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by these Amended and Restated Articles of Incorporation or by the Board of Directors pursuant to Section 9.1(i) and subject to adjustment pursuant to Section 9.1(i), the percentage limit established for an Excepted Holder by these Amended and Restated Articles of Incorporation or by the Board of Directors pursuant to Section 9.1(i).
“Exchange Act” has the meaning assigned to it in Section 3.2.
“Initial Date” means the effective date of the merger of AdCare Health Systems, Inc., a Georgia corporation, with and into the Corporation pursuant to the Agreement and Plan of Merger, dated as of July 7, 2017, as may be amended, between AdCare Health Systems, Inc. and the Corporation; provided, however, that following any Restriction Termination Date that corresponds to the immediately preceding Initial Date, the term “Initial Date” means the date of public disclosure of a determination of the Board of Directors that: (i) it is in the best interests of the Corporation to attempt to qualify as, or to requalify as, a REIT; or (ii) compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership, Acquisitions or Transfers of Equity Shares set forth in these Amended and Restated Articles of Incorporation is advisable in order for the Corporation to attempt to qualify as, or to requalify as, a REIT.
“IRS” means the Internal Revenue Service of the United States.
“Market Price” means, on any date, with respect to any class or series of outstanding Equity Shares, the average of the Closing Price for such Equity Shares for the five (5) consecutive Trading Days ending on such date. The “Closing Price” on any date means the last reported sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE MKT or, if such Equity Shares are not listed or admitted to trading on the NYSE MKT, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Directors or, in the event that no trading price is available for such Equity Shares, the fair market value of such Equity Shares as determined by the Board of Directors.
“NYSE MKT” means the NYSE MKT LLC or any successor stock exchange thereto.
“Person” means an individual (including, without limitation, any organization, trust, foundation and other entity that is considered or treated as an individual for the purposes of Section 542(a)(2) of the Code), corporation, partnership, estate, trust, association, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group, as that term is used for purposes of Section 13(d)(3) of the Exchange Act.
“Purported Beneficial Holder” means, with respect to any purported Transfer or Acquisition or other event or transaction that results in Shares-in-Trust, the Person for whom the applicable Purported Record Holder held the Equity Shares that were, pursuant to Section 9.1(c), automatically converted to Shares-in-Trust upon the occurrence of such event or transaction. The Purported Beneficial Holder and the Purported Record Holder may be the same Person.
“Purported Beneficial Transferee” means, with respect to any purported Transfer or Acquisition or other event or transaction that results in Shares-in-Trust, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Equity Shares if such Transfer or Acquisition that results in Shares-in-Trust had been valid under Section 9.1(b). The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.
“Purported Record Holder” means, with respect to any purported Transfer or Acquisition or other event or transaction that results in Shares-in-Trust, the record holder of the Equity Shares that were, pursuant to Section 9.1(c), automatically converted to Shares-in-Trust upon the occurrence of such an event or transaction. The Purported Record Holder and the Purported Beneficial Holder may be the same Person.

“Purported Record Transferee” means, with respect to any purported Transfer or Acquisition or other event or transaction that results in Shares-in-Trust, the record holder of the Equity Shares if such Transfer or Acquisition that results in Shares-in-Trust had been valid under Section 9.1(b). The Purported Record Transferee and the Purported Beneficial Transferee may be the same Person.
“REIT” means a “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.
“Restriction Termination Date” means the first day after the immediately preceding Initial Date on which the Board of Directors has determined, in its sole and absolute discretion, each of the following: (i) that it is not in the best interests of the Corporation to attempt to qualify as, or to continue to qualify as, a REIT; and (ii) that compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership, Acquisitions or Transfers of Equity Shares set forth in these Amended and Restated Articles of Incorporation is no longer otherwise advisable for the Corporation.
“Shareholders” means the registered holders of the Equity Shares.
“Shares-in-Trust” means those shares into which Equity Shares are automatically converted as a result of a purported Transfer, Acquisition or other event or transaction, as described in Section 9.1(c).
“Trading Day” means: (i) a day on which the principal national securities exchange on which the affected class or series of Equity Shares is listed or admitted to trading is open for the transaction of business; or (ii) if the affected class or series of Equity Shares is not so listed or admitted to trading, any Business Day.
“Transfer” means any sale, transfer, gift, hypothecation, assignment, devise or other disposition of a direct or indirect interest in Equity Shares or the right to vote or receive dividends on Equity Shares, including, without limitation: (i) the granting of any option (including, without limitation, any option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the right to vote or receive dividends on Equity Shares; or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares, whether voluntary or involuntary, of record, constructively or beneficially, and whether by operation of law or otherwise. The terms “Transfers,” “Transferred” and “Transferable” shall have correlative meanings.
“Trust” means a trust created pursuant to Section 9.2(a) hereof.
“Trustee” means the trustee of the Trust, as appointed by the Corporation or any successor trustee thereof, which Trustee shall not be an Affiliate of the Corporation or of the Purported Record Holder, the Purported Beneficial Holder, the Purported Record Transferee or the Purported Beneficial Transferee.
(b)Ownership and Transfer Limitations.  At all times after the Initial Date prior to the Restriction Termination Date, notwithstanding any other provision of these Amended and Restated Articles of Incorporation, but subject to the exercise of the Board of Directors’ discretion to establish an Excepted Holder Limit under the provisions of Section 9.1(i), and subject to Section 9.3:
(i)no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Common Stock Ownership Limit, and no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder;
(ii)no Person shall Beneficially Own or Constructively Own Equity Shares to the extent that such Beneficial or Constructive Ownership would cause the Corporation to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year);
(iii)no Person shall Beneficially Own or Constructively Own Equity Shares that would cause the Corporation to otherwise fail to qualify as a REIT (including, without limitation, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

(iv)no Person shall Beneficially Own Equity Shares to the extent such Beneficial Ownership of Equity Shares would result in the Corporation failing to be “domestically controlled” within the meaning of Section 897(h)(4)(B) of the Code; and
(v)no Person shall Beneficially Own Equity Shares to the extent such Beneficial Ownership of Equity Shares would result in the Corporation being “predominantly held” (within the meaning of Section 856(h)(3)(D)(iii) of the Code) by “qualified trusts” (within the meaning of Section 856(h)(3)(E) of the Code).
Subject to Section 9.3 and notwithstanding any other provisions of these Amended and Restated Articles of Incorporation, at all times after the Initial Date and prior to the Restriction Termination Date, any Transfer, Acquisition or other event or transaction that, if effective, would result in the Equity Shares being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.
(c)Shares-in-Trust. Notwithstanding any other provision of these Amended and Restated Articles of Incorporation, if at any time after the Initial Date and prior to the Restriction Termination Date, any Transfer, Acquisition or other event or transaction that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Section 9.1(b)(i), (ii), (iii), (iv) or (v) above, then:
(i)that number of Equity Shares that otherwise would cause such Person to violate Section 9.1(b)(i), (ii), (iii), (iv) or (v) above (rounded up to the nearest whole share) shall be automatically converted into an equal number of Shares-in-Trust having terms, rights, restrictions and qualifications identical thereto (except to the extent that Section 9.1 or Section 9.2 requires different terms), effective as of the close of business on the Business Day next preceding the date of such Transfer, Acquisition or other event or transaction, and such Purported Beneficial Transferee shall thereafter have no rights in such Equity Shares; and
(ii)if, for any reason, the conversion into Shares-in-Trust described in Section 9.1(c)(i) is not automatically effective as provided therein to prevent any Person from Beneficially Owning or Constructively Owning Equity Shares in violation of Section 9.1(b)(i), (ii), (iii), (iv) or (v) above, then the Transfer, Acquisition or other event or transaction with respect to that number of Equity Shares that otherwise would cause any Person to violate Section 9.1(b)(i), (ii), (iii), (iv) or (v) shall, subject to Section 9.3, be void ab initio, and the Purported Beneficial Transferee shall acquire no rights in such Equity Shares.
(d)Remedies for Breach. If the Board of Directors, a duly authorized committee thereof or other designee, if permitted by the Official Code of Georgia Annotated, shall at any time determine in good faith that a purported Transfer, Acquisition or other event or transaction has taken place in violation of Section 9.1(b) or that a Person intends to Acquire or has attempted to Acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of this Section 9.1 (whether or not such violation is intended), then the Board of Directors or a committee thereof or other designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, Acquisition or other event or transaction from occurring or otherwise being effective, including, without limitation, causing the Corporation to redeem Equity Shares, refusing to give effect thereto on the books of the Corporation or instituting injunctive proceedings with respect thereto; provided, however, that any Transfer, Acquisition, event or transaction in violation of Section 9.1(b) shall be void ab initio or automatically shall result in the conversion described in Section 9.1(c), as applicable, irrespective of any action (or inaction) by the Board of Directors or its designee.
(e)Notice of Restricted Transfer. At all times after the Initial Date and prior to the Restriction Termination Date, any Person who Acquires or attempts to Acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 9.1(b) and any Person who Beneficially Owns or Constructively Owns Shares-in-Trust as a transferee of Equity Shares resulting in a conversion to Shares-in-Trust, pursuant to Section 9.1(c) or otherwise, shall immediately give written notice to the Corporation, or, in the event of a proposed or attempted Transfer, Acquisition, or purported change in Beneficial Ownership or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Corporation, of such event and shall promptly provide to the Corporation such other information as the Corporation, in its sole discretion, may request.
(f)Owners Required to Provide Information. At all times after the Initial Date and prior to the Restriction Termination Date:
(i)Every Beneficial Owner or Constructive Owner of more than five percent (5%) (or such lower percentages as determined pursuant to regulations under the Code or as may be requested by the Board of Directors, in its sole discretion) of the outstanding Equity Shares of any class or series shall annually, no later than thirty (30) days after the end of each taxable year, give written notice to the Corporation stating (1) the name and address of such Beneficial Owner or Constructive Owner; (2) the number of shares of each class or series of Equity Shares Beneficially Owned or Constructively Owned; and (3) a description of how such shares are held. Each such Beneficial Owner or Constructive Owner promptly shall provide to the Corporation such additional information as the Corporation, in its sole discretion, may request to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s

ability to qualify as, or to continue to qualify as, a REIT and to ensure compliance with the Common Stock Ownership Limit and other restrictions set forth in these Amended and Restated Articles of Incorporation.
(ii)Each Person who is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the Shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner promptly shall provide to the Corporation such information as the Corporation, in its sole discretion, may request to determine the Corporation’s ability to qualify as, or to continue to qualify as, a REIT, to comply with the requirements of any taxing authority or other governmental agency, or to determine any such compliance or to ensure compliance with the Common Stock Ownership Limit and other restrictions set forth in these Amended and Restated Articles of Incorporation.
(g)Remedies Not Limited. Subject to Section 9.3 and Section 9.1(l), nothing contained in this Article IX shall limit the scope or application of the provisions of this Section 9.1, the ability of the Corporation to implement or enforce compliance with the terms of this Section 9.1 or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Corporation and the interests of its Shareholders by preserving the Corporation’s ability to qualify as, or to continue to qualify as, a REIT and to ensure compliance with the Equity Ownership Limit for any class or series (or combination thereof) of Equity Shares and other restrictions set forth in this Section 9.1, including, without limitation, refusal to give effect to a transaction on the books of the Corporation.  For the avoidance of doubt, the Corporation is specifically authorized to seek equitable relief, including, without limitation, injunctive relief, to enforce the provisions of Section 9.1 and Section 9.2.
(h)Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9.1, including, without limitation, any definition contained in Section 9.1(a) or elsewhere in these Amended and Restated Articles of Incorporation, the Board of Directors shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 9.1 with respect to any situation based on the facts known to it. In the event Section 9.1 or Section 9.2 requires an action by the Board of Directors and these Amended and Restated Articles of Incorporation fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the purposes and intents set forth in these Amended and Restated Articles of Incorporation. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 9.1) acquired Beneficial Ownership or Constructive Ownership of Equity Shares in violation of Section 9.1, such remedies (as applicable) shall apply first to the Equity Shares that, but for such remedies, would have been actually owned by such Person, and second to Equity Shares that, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Equity Shares based upon the relative number of the Equity Shares held by each such Person.
(i)Waivers by Board of Directors. Upon notice of an Acquisition or Transfer or a proposed Acquisition or Transfer that results or would result in the intended transferee having Beneficial Ownership or Constructive Ownership of Equity Shares in excess of the Common Stock Ownership Limit or would otherwise result in a violation of Section 9.1(b)(ii), (iii), (iv) or (v), and in each case subject to Section 9.1(k), the Board of Directors may, prospectively or retroactively, create an Excepted Holder Limit with respect to such transferee or otherwise waive such violation of Section 9.1(b)(ii), (iii), (iv) or (v), in each case upon such conditions as the Board of Directors may determine, in its sole and absolute discretion.  Subject to Sections 9.1(b)(ii) and (iii), and without any action by the Board of Directors pursuant to this Section 9.1(i) or any other provisions of these Amended and Restated Articles of Incorporation, an underwriter that participates in a public offering or private placement of Equity Shares, or Person acting in a similar capacity with respect to a financing involving Equity Shares, may Beneficially Own or Constructively Own Equity Shares in excess of the Common Stock Ownership Limit, but only to the extent necessary to facilitate such public offering, private placement or similar financing.
(j)Increase in Common Stock Ownership Limit. Subject to the limitations contained in Section 9.1(k), the Board of Directors may from time to time increase the Common Stock Ownership Limit for one or more Persons or decrease the Common Stock Ownership Limit for one or more Persons; provided, however, that a decrease in Common Stock Ownership Limit will not be effective for any Person whose percentage ownership of Equity Shares is in excess of such decreased Common Stock Ownership Limit until such time as such Person’s percentage of the subject Equity Shares equals or falls below the decreased Common Stock Ownership Limit, but until such time as such Person’s percentage of the subject Equity Shares falls below such decreased Common Stock Ownership Limit, any further acquisition of Equity Shares will be in violation of the Common Stock Ownership Limit. Any decreases in the Common Stock Ownership Limit shall only be made to ensure the Corporation’s ability to qualify as, or to continue to qualify as, a REIT, as determined by the Board of Directors in its sole and absolute discretion.
(k)Limitations on Modifications.
(i)Unless and until the Board of Directors determines that it is not in the best interests of the Corporation to attempt to qualify as, or to continue to qualify as, a REIT (and assuming the Board of Directors has not determined thereafter that it is in the best interests of the Corporation to attempt to qualify as, or to continue to qualify as a, a REIT), the Common Stock Ownership Limit for a class or series of Equity Shares may not be increased, and no additional Excepted Holder Limits may be created, and no other waivers pursuant to Section 9.1(i) may be granted, if the Board of Directors determines in its sole and absolute discretion that, after giving effect to such increase, creation or waiver, the Corporation would be “closely held” within the meaning of Section 856(h) of the Code or such increase, creation or waiver would otherwise cause the Corporation to fail to qualify as a REIT.
(ii)Prior to any granting of or modification to the Common Stock Ownership Limit for any Person, whether or not an Excepted Holder, the Board of Directors may, in its sole and absolute discretion, require such opinions of counsel, IRS rulings, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in each case in form and substance satisfactory to the Board of Directors, to determine or ensure the Corporation’s ability to qualify as, or to continue to qualify as, a REIT; provided, however that the Board of Directors shall not be obligated to require any such favorable ruling, opinion, affidavit, undertaking or agreement in order to create an Excepted Holder Limit.
(l)Qualification/Status as a REIT. If the Corporation elects to qualify for federal income tax treatment as a REIT under Sections 856−860 of the Code, then the Board of Directors shall use its best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the qualification of the Corporation as a REIT. In addition and notwithstanding any other provisions of these Amended and Restated Articles of Incorporation: (i) if, after the Corporation elects to qualify for federal income tax treatment as a REIT under Sections 856−860 of the Code, a majority of the Board of Directors determines at any time that it is no longer in the best interests of the Corporation to attempt to qualify as, or to continue to qualify as, a REIT, then the Board of Directors may cease efforts to so qualify or may revoke or otherwise terminate the Corporation’s REIT election, as applicable; and (ii) the Board of Directors may also determine in its sole judgment and discretion that compliance with any or all of the restrictions and limitations on Beneficial Ownership, Constructive Ownership, Acquisitions or Transfers of Equity Shares set forth in these Amended and Restated Articles of Incorporation is no longer advisable for the Corporation.

9.2    Shares-In-Trust.
(a)Ownership in Trust. Upon any purported Transfer or Acquisition or other event or transaction described in Section 9.1(b) that results in Shares-in-Trust pursuant to Section 9.1(c), such Shares-in-Trust shall be deemed to have been Transferred to a Trust for the exclusive benefit of the Beneficiary. Shares-in-Trust so held in trust shall be issued and outstanding Equity Shares of the Corporation. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation, the Purported Record Transferee or Purported Record Holder shall have no rights in such Shares-in-Trust except as specifically provided in this Section 9.2.
(b)Distribution Rights. Shares-in-Trust shall be entitled to the same rights and privileges with respect to dividends and distributions as all other Equity Shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. Any dividend or distribution with a record date on or after the date that Equity Shares have been converted to Shares-in-Trust paid on such Equity Shares to the Purported Record Transferee or to the Purported Record Holder shall be repaid to the Trust, and any such dividend or distribution declared on such Equity Shares but unpaid shall be paid to the Trust, in each case for the benefit of the Beneficiary. The Corporation shall take all measures that it determines are reasonably necessary to recover the amount of any such dividend or distribution paid to the Purported Record Transferee or Purported Record Holder, including, without limitation, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned or Constructively Owned by such Persons and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, paying over to the Trust for the benefit of the Beneficiary the dividends or distributions so received or withheld, as the case may be.
(c)Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any other similar distribution of the assets of the Corporation, each holder of Shares-in-Trust resulting from the conversion of Equity Shares of any specified class or series shall be entitled to receive, ratably with each other holder of Shares-in-Trust resulting from the conversion of Equity Shares of such class or series together with each holder of Equity Shares of such class or series, that portion of the remaining assets of the Corporation, as are available for distribution to the holders of Common Stock of such class or series. The Trustee shall distribute to the Purported Record Transferee or Purported Record Holder the amounts received upon such liquidation, dissolution, winding up or distribution, provided that the Purported Record Transferee or Purported Record Holder shall not be entitled to receive amounts pursuant to this Section 9.2(c) in excess of the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such Transfer). Any remaining amounts shall be distributed to the Beneficiary.

(d)Voting Rights. Notwithstanding any other provision of these Amended and Restated Articles of Incorporation: (i) Shares-in-Trust shall not have any voting rights; and (ii) neither the Purported Record Transferee nor the Purported Record Holder shall be entitled to vote Shares-in-Trust.  Notwithstanding the provisions of Section 9.1 or Section 9.2, until the Corporation has received notification that the Equity Shares have been converted into Shares-in-Trust, the Corporation shall be entitled to rely on its share transfer and other Shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Shareholders.
(e)Restrictions on Transfer; Designation of Beneficiary; Sales of Shares-In-Trust.
(i)Notwithstanding any other provision of these Amended and Restated Articles of Incorporation and except as otherwise described in this Section 9.2(e), Shares-in-Trust shall not be transferable. The Beneficiary shall be one or more charitable organizations described in Code Section 501(c)(3) (but not including any private foundation as defined in Code Section 509(a)), Code Section 170(b)(1)(A) or Code Section 170(c)(2) named by the Corporation within five (5) days after the Trust is established. However, for purposes of sales by the Trustee as set forth in this Section 9.2(e), the Trustee shall designate a permitted transferee of the Equity Shares represented by such Shares-in-Trust, provided that the transferee (1) purchases such Equity Shares for valuable consideration and (2) acquires such Equity Shares without such acquisition resulting in another automatic conversion of Equity Shares into Shares-in-Trust. If the Corporation does not purchase the Shares-in-Trust pursuant to this Section 9.2(e), then the Trustee shall (A) sell that number of Equity Shares represented by such Shares-in-Trust to the permitted transferee described above, (B) cause to be recorded on the books of the Corporation that the permitted transferee is the holder of record of such number of Equity Shares, and (C) cause the Shares-in-Trust to be canceled.
(ii)In the event of a sale by the Trustee of the Equity Shares represented by such Shares-in-Trust, the Purported Record Transferee or Purported Record Holder shall receive from the Trustee a per share price equal to the lesser of (1) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) and (2) the price per share received by the Trustee, provided that such price per share shall be net of any commissions and other expenses of the sale. The proceeds shall be sent to such Person within five (5) Business Days after the closing of such sale transaction.
(iii)All Shares-in-Trust will be deemed to have been offered for sale to the Corporation, or its designee, and the Corporation will have the right to accept such offer for a period of twenty (20) days after the later of (1) the date of the purported Transfer or Acquisition or other event or transaction described in Section 9.1(b) that results in such Shares-in-Trust, as set forth in a notice received by the Corporation pursuant to Section 9.1(e) and (2) if no such notice is received by the Corporation, the date the Corporation determines in good faith that a purported Transfer or Acquisition or other event or transaction described in Section 9.1(b) that results in such Shares-in-Trust occurred. If the Corporation accepts the offer to purchase such Shares-in-Trust, the purchase price per share shall be equal to the lesser of: (A) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price at the time of such gift or devise), or (B) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable in connection with the purchase of such Shares-in-Trust by the amount of any dividends and other distributions that have been paid to the Purported Record Transferee or the Purported Record Holder and are owed by the Purported Record Transferee or the Purported Record Holder to the Trustee pursuant to Section 9.2(b).  The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Beneficiary.
(iv)Any amounts received by the Trustee in excess of the amounts paid to the Purported Record Transferee or Purported Record Holder shall be distributed to the Beneficiary.
9.3    Settlements. Nothing in Section 9.1 or Section 9.2 shall preclude the settlement of any transaction with respect to the Equity Shares entered into through the facilities of the NYSE MKT or other national securities exchange on which the Equity Shares are listed. The fact that the settlement of any transaction occurs shall not negate the effect of any other provisions of Section 9.1 or Section 9.2, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in such Sections.
9.4    Severability. If any provision of Section 9.1 or Section 9.2 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of Section 9.1 or Section 9.2 shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
9.5    Waiver. The Corporation shall have authority at any time to waive the requirements that Shares-in-Trust be issued or be deemed outstanding in accordance with the provisions of Section 9.1 or Section 9.2 if the Corporation determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Shares-in-Trust or the fact that such Shares-in-Trust are deemed to be outstanding, would jeopardize the Corporation’s ability to qualify as, or to continue to qualify as, a REIT.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right under this Section 9.5 shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Exhibit B

FORM OF AMENDED AND RESTATED
BYLAWS
OF
REGIONAL HEALTH PROPERTIES, INC.
[ ], 2017

B--i

TABLE OF CONTENTS
(continued)

ARTICLE VI	OFFICERS

6.01	Duties	B-9
6.02	Appointment and Term	B-9
6.03	Compensation	B-10
6.04	Chairman of the Board	B-10
6.05	Chief Executive Officer	B-10
6.06	President	B-10
6.07	Chief Financial Officer	B-10
6.08	Secretary	B-10
6.09	Bonds	B-10

ARTICLE VII	SHARES

7.01	Authorization and Issuance of Shares	B-10
7.02	Share Certificates	B-11
7.03	Registered Owner	B-11
7.04	Transfers of Shares	B-11
7.05	Duty of Corporation to Register Transfer	B-11
7.06	Lost, Stolen, or Destroyed Certificates	B-11
7.07	Record Date with Regard to Shareholder Action	B-11

ARTICLE VIII	DISTRIBUTIONS

8.01	Authorization or Declaration	B-12
8.02	Record Date With Regard to Distributions	B-12

ARTICLE IX	INDEMNIFICATION

9.01	Definitions	B-12
9.02	Basic Indemnification Arrangement	B-13
9.03	Advances for Expenses	B-13
9.04	Court-Ordered Indemnification and Advances for Expenses	B-13
9.05	Determination of Reasonableness of Expenses	B-13
9.06	Indemnification of Employees and Agents	B-14
9.07	Liability Insurance	B-14
9.08	Witness Fees	B-14
9.09	Report to Shareholders	B-14
9.10	No Duplication of Payments; Nonexclusive	B-14
9.11	Subrogation	B-14
9.12	Contract Rights	B-14
9.13	Amendments	B-14
9.14	Severability	B-15

ARTICLE X	MISCELLANEOUS

10.01	Inspection of Records	B-15
10.02	Fiscal Year	B-15
10.03	Corporate Seal	B-15

B--ii

TABLE OF CONTENTS
(continued)

10.04	Financial Statements	B-15
10.05	Conflict with Articles of Incorporation	B-15

ARTICLE XI	AMENDMENTS

11.01	Power to Amend Bylaws	B-15

ARTICLE XII	CERTAIN PROVISIONS OF GEORGIA LAW

12.01	Fair Price Requirements	B-15
12.02	Business Combinations	B-15

ARTICLE XIII	EMERGENCY BYLAWS

13.01	Emergency Bylaws	B-15
13.02	Meetings	B-16
13.03	Quorum	B-16
13.04	Bylaws	B-16
13.05	Liability	B-16
13.06	Repeal or Change	B-16

B--iii

ARTICLE I
OFFICES AND AGENT
1.01    Registered Office and Agent. Regional Health Properties, Inc. (the “Corporation”) shall continuously maintain in the State of Georgia a registered office that may be the same as any of the Corporation’s places of business. In addition, the Corporation shall continuously maintain a registered agent whose business office is identical with the registered office. The registered agent may be an individual who resides in the State of Georgia, a domestic corporation or nonprofit domestic corporation, or a foreign corporation or nonprofit foreign corporation authorized to transact business in the State of Georgia.
1.02    Other Offices. In addition to having a registered office, the Corporation may have other offices, located in or out of the State of Georgia, as the Corporation’s Board of Directors (“Board of Directors”) may designate from time to time.

ARTICLE II
MEETINGS OF SHAREHOLDERS
2.01    Annual Meetings. The Corporation shall hold a meeting of shareholders annually at a time designated by the Board of Directors for the purpose of electing directors and transacting any other business that may properly come before the shareholders. If the Corporation does not hold an annual meeting as provided in this Section, any business, including the election of directors, that might properly have been acted upon at an annual meeting may be acted upon by the shareholders at a special meeting held in accordance with these Bylaws or in accordance with a court order.
2.02    Special Meetings. Special meetings of shareholders may be called at any time by: (i) the Board of Directors in accordance with Section 4.06; (ii) the Chairman of the Board of Directors; (iii) the Chief Executive Officer of the Corporation; or (iv) the holders of twenty-five percent (25%) of the votes entitled to be cast on any issue proposed to be considered at such special meeting following delivery by such holders to the Secretary of the Corporation of one or more signed and dated written requests setting forth the purposes of such meeting. The business that may be transacted at any special meeting of shareholders shall be limited to that proposed in the notice of the special meeting given in accordance with Section 2.04 (including related or incidental matters that may be necessary or appropriate to effectuate the proposed business).
2.03    Place of Meetings. The Corporation may hold shareholders’ meetings, both annual and special, at any place in or out of the State of Georgia except that the Corporation shall hold any meeting at the place set forth in the notice of the meeting or, if the meeting is held in accordance with a waiver of notice of the meeting, at the place set forth in the waiver of notice. If no place is specified in the notice or the waiver of notice, the Corporation shall hold the meeting at the Corporation’s principal office.
2.04    Notice of Meetings. The Corporation shall notify shareholders of the date, time, and place of each annual and special shareholder’s meeting no fewer than ten (10) nor more than sixty (60) days before the meeting date. Unless the Georgia Business Corporation Code, as amended (the “Code”), or the Articles of Incorporation require otherwise, the Corporation shall notify only those shareholders entitled to vote at the meeting who have not waived, in accordance with Section 5.02, the right to receive notice. In the case of an annual meeting, the notice need not state the purposes of the meeting unless the Articles of Incorporation or the Code provide otherwise. Notice of a special meeting shall include a description of the purpose or purposes for which the meeting is called. Notwithstanding the foregoing, as and to the extent permitted by Section 14-2-705(f) of the Code, the Corporation need not provide any notice required by this Section 2.04 to a shareholder to whom: (i) notices of two (2) consecutive annual meetings; or (ii) all (and at least two (2)) payments of dividends or interest on securities or dividend reinvestment confirmations during a twelve (12) month period have been mailed addressed to the shareholder’s address shown in the Corporation’s current record of shareholders and have been returned as undeliverable. Any action or meeting which shall be taken or held without notice to any such shareholder shall have the same force and effect as if such notice had been duly given. If any such shareholder shall deliver to the Corporation written notice setting forth such shareholder’s then current address, the requirement that notice be given to such shareholder shall be reinstated. If the action taken by the Corporation requires the filing of a document under any provision of the Code, the document need not state that notice was not given to shareholders to whom notice was not required to be given pursuant hereto.
2.05    Voting Group. The term “voting group” means all shares of one or more classes or series that, under the Code or the Articles of Incorporation, are entitled to vote and be counted together collectively on a matter at a meeting of shareholders. All shares entitled by the Code or the Articles of Incorporation to vote generally on the matter are for that purpose a single voting group.

2.06    Quorum for Voting Groups. Shares entitled to vote as a separate voting group may take action on a matter at a meeting of shareholders only if a quorum of those shares exists with respect to that matter. Unless the Code or the Articles of Incorporation require otherwise, one-third (1/3) of the votes (as represented by person or by proxy) entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, other than solely to object to holding the meeting or to transacting business at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting as provided in Section 7.07.
2.07    Vote Required for Action. If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Code, the Articles of Incorporation, or Bylaws adopted by shareholders under Section 14-2-1021 of the Code require a greater number of affirmative votes. If the Code or the Articles of Incorporation provide for voting by a single voting group on a matter, action on that matter is taken when voted upon by that voting group as provided in this Section and in Sections 2.05 and 2.06. If the Code or the Articles of Incorporation provide for voting by two or more voting groups on a matter, action on that matter is taken only when voted upon by each of those voting groups counted separately as provided in this Section 2.07 and in Sections 2.05 and 2.06. Action may be taken by one voting group on a matter even though no action is taken by another voting group entitled to vote on the matter.
2.08    Voting for Directors. Unless otherwise provided in the Articles of Incorporation or the Code, directors are elected in accordance with Section 3.02. Shareholders do not have a right to cumulate their votes for directors unless the Articles of Incorporation so provide.
2.09    Voting of Shares. Unless the Code or the Articles of Incorporation provide otherwise, each outstanding share having voting rights is entitled to one vote on each matter voted on at a meeting of shareholders.
2.10    Proxies.
(a)A shareholder may vote his or her shares in person or by proxy. For a shareholder to vote shares by proxy, a shareholder or his or her agent or attorney in fact shall appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form or by an electronic transmission that is suitable for the retention, retrieval and reproduction of information by the recipient. An electronic transmission must contain or be accompanied by information from which it can be determined that the shareholder, the shareholder’s agent or the shareholder’s attorney in fact authorized the electronic transmission. An appointment of proxy is effective when a signed appointment form or electronic transmission of the appointment is received by the inspector of election or the officer or agent of the Corporation authorized to tabulate votes. An appointment is valid for eleven (11) months unless the appointment form expressly provides for a longer period. Any copy, facsimile transmission, or other reliable reproduction of the writing or electronic transmission created pursuant to this Section may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or electronic transmission could be used, provided that such copy, facsimile transmission, or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission.
(b)An appointment of proxy is revocable or irrevocable as provided in the Code.
(c)If any person questions the validity of an appointment of proxy, that person shall submit the appointment form for examination to the secretary of the shareholders’ meeting or to a proxy officer or committee appointed by the presiding officer at the meeting. The secretary, proxy officer, or committee, as the case may be, will determine the appointment form’s validity. The secretary’s reference in the meeting’s minutes to the regularity of the appointment of proxy will be prima facie evidence of the facts stated in the minutes for establishing a quorum at the meeting and for all other purposes.
2.11    Chairman of the Board; Conduct of Meetings. The Chairman of the Board shall preside over every shareholder’s meeting unless these Bylaws or the Board of Directors designate another person to preside at a meeting. The person presiding at a meeting may appoint any persons he or she deems necessary to assist with the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of a meeting of shareholders as it shall deem appropriate. Subject to such rules and regulations as the Board of Directors may adopt, at any meeting of shareholders, the person presiding at the meeting may establish the rules of order and procedures governing the conduct of business at such meeting, and do all such acts as, in the judgment of the presiding person, are appropriate for the proper conduct of such meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the person presiding at the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the person presiding at the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The person presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting whether any nomination or any other item of business proposed to be brought before the meeting has been properly made or properly brought before the meeting, as the case may be, and, if such presiding person should so determine, shall so declare to the meeting that no action shall be taken on such nomination or such other proposal, and such nomination or such other proposal shall be disregarded and not be considered.
2.12    Inspectors. The Corporation shall appoint one or more inspectors to act at a meeting of shareholders and to make a written report of the inspectors’ determinations. Each inspector shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of the inspector’s ability. The inspector shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at a meeting, determine the validity of proxies and ballots, count all votes and determine the result. An inspector may be an officer or employee of the Corporation.
2.13    Adjournments. Whether or not a quorum is present to organize a meeting, any meeting of shareholders (including an adjourned meeting) may be adjourned by the holders of a majority of the voting shares represented at the meeting to reconvene at a specific time and place, but no later than one hundred twenty (120) days after the date fixed for the original meeting unless the requirements of the Code concerning the selection of a new record date have been met. At any reconvened meeting within that time period, any business may be transacted that could have been transacted at the meeting that was adjourned. If notice of the adjourned meeting was properly given, it shall not be necessary to give any notice of the reconvened meeting or of the business to be transacted, if the date, time and place of the reconvened meeting are announced at the meeting that was adjourned and before adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to persons who are shareholders as of the new record date.
2.14    Action by Shareholders Without a Meeting. Action required or permitted by the Code to be taken at a meeting of shareholders may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by all shareholders entitled to take action without a meeting, and delivered to the Corporation for inclusion in the minutes for filing with the corporate records.
2.15    Shareholder Proposals and Director Nominations.
(a)No proposal for a shareholder vote (other than director nominations which are described in Section 2.15(b)) shall be submitted by a shareholder (a “Shareholder Proposal”) to the Corporation’s shareholders unless the shareholder submitting such proposal (the “Proponent”) shall have filed a written notice setting forth with particularity:
(i)    the name and business address of the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and all natural persons, corporations, partnerships, trusts or any other type of legal entity or recognized ownership vehicle (collectively, “Persons”) acting in concert with the Proponent (or such beneficial owner);
(ii)    the name and address of the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and the other Persons identified in clause (i), as they appear on the Corporation’s books (if they so appear);
(iii)    the class and number of shares of the Corporation that are owned beneficially and of record by the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and the other Persons identified in clause (i);
(iv)    a description of the Shareholder Proposal containing all material information relating thereto, including (A) the text of the Shareholder Proposal (including the text of any resolutions proposed for consideration and, in the event that such Shareholder Proposal includes a proposal to amend these Bylaws, the language of the proposed amendment), (B) the reasons for submission of such Shareholder Proposal at the meeting and (C) any material interest in such Shareholder Proposal of each Proponent (and each beneficial owner, if any, on whose behalf the proposal is being made) and the other Persons identified in clause (i);

(v)    a description of any agreement, arrangement or understanding with respect to the Shareholder Proposal between or among the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;
(vi)     a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proponent or such beneficial owner, with respect to securities of the Corporation;
(vii)    a representation that the Proponent is a holder of record of the capital stock of the Corporation entitled to vote at such meeting and will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to propose such business;
(viii)    a representation whether such Proponent or any beneficial owner on whose behalf the Shareholder Proposal is being made intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the Shareholder Proposal or (B) otherwise to solicit proxies from shareholders in support of such Shareholder Proposal;
(ix)    any other information relating to such shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and
(x)    such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and shareholders of the Corporation to consider the Shareholder Proposal.
Without limiting the foregoing, the information required by clauses (iii), (v), and (vi) of this Section 2.15(a) shall be updated by the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being submitted not later than ten (10) days after the record date for the meeting to disclose such information as of the record date. The presiding officer at any shareholders’ meeting may determine that any Shareholder Proposal was not made in accordance with the procedures prescribed in these Bylaws or is otherwise not in accordance with law, and if it is so determined, such officer shall so declare at the meeting and the Shareholder Proposal shall be disregarded. Notwithstanding anything in these Bylaws to the contrary, no provision of these Bylaws shall affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.
(b)Only persons who are selected and recommended by the Board of Directors or the committee of the Board of Directors designated to make nominations, or who are nominated by shareholders in accordance with the procedures set forth in this Section 2.15(b), shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the Board of Directors at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made by any shareholder of the Corporation entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in this Section 2.15(b). Nominations by shareholders shall be made by written notice (a “Nomination Notice”), which shall set forth:
(i)    as to each individual nominated: (A) the name, date of birth, business address and residence address of such individual, (B) the educational background and the business experience during the past five (5) years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience, (C) whether the nominee is or has ever been at any time a director, officer or owner of five percent (5%) or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity, (D) any directorships held by such nominee in any company with a class of securities registered pursuant to Section

12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, (E) whether such nominee has ever been convicted in a criminal proceeding or has ever been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee, (F) whether such nominee is subject to any disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended, and, if so, a description in writing of all matters triggering such disqualification; (G) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (H) a written statement from the shareholder making the recommendation stating why such recommended candidate meets the criteria and would be able to fulfill the duties of a director, and (I) a written representation and agreement (in the form provided by the Secretary upon written request) that (1) such nominee is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the Corporation, with such nominee’s fiduciary duties under applicable law, (2) such nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (3) such nominee, in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and
(ii)    as to the Person submitting the Nomination Notice, each beneficial owner, if any, on whose behalf the nomination is made and any Person acting in concert with such Persons: (A) the name and business address of such Person, (B) the name and address of each such Person as they appear on the Corporation’s books (if they so appear), (C) the class and number of shares of the Corporation that are owned beneficially and of record by each such Person, (D) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Persons, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, each such Person, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, each such Person, with respect to securities of the Corporation, (F) a representation that the Person submitting the Nomination Notice is a holder of record of stock of the Corporation entitled to vote at such meeting and will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to make such nomination, (G) a representation whether any such Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect each nominee or (2) otherwise to solicit proxies from shareholders in support of such nomination, and (H) any other information relating to such shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by each nominee, shall be filed with any Nomination Notice. Without limiting the foregoing, the information required by clauses (ii)(C), (D), (E) and (F) of this Section 2.15(b) shall be updated by the Person delivering such Nomination Notice and each beneficial owner, if any, on whose behalf the Nomination Notice is being submitted not later than ten (10) days after the record date for the meeting to disclose such information as of the record date. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility or qualification of such proposed nominee to serve as a director of the Corporation. If the presiding officer at any shareholders’ meeting determines that a nomination was not made in accordance with the procedures prescribed by these Bylaws or any nominee is otherwise not eligible or qualified to serve as a director, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

(c)Nomination Notices and Shareholder Proposals in connection with an annual meeting shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not less than ninety (90) nor more than one-hundred twenty (120) calendar days before the first anniversary of the date of the Corporation’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than thirty (30) calendar days earlier than, or sixty (60) calendar days after, the anniversary of the previous year’s annual meeting, notice by a shareholder, to be timely, must be so received not later than (i) the ninetieth (90th) day prior to the annual meeting or (ii) if later, the close of business on the tenth (10th) day following the day on which public announcement is first made of the date of the annual meeting. Nomination Notices in connection with a special meeting at which directors are to be elected shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on (i) the ninetieth (90th) day prior to such special meeting or (ii) if later, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the fact that directors are to be elected at such meeting. Shareholder Proposals in connection with a special meeting called by the Proponent in accordance with Section 2.02 shall be included in the written requests delivered pursuant to Section 2.02. In no event shall the public announcement of an adjournment or postponement of an annual or special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.”
ARTICLE III
THE BOARD OF DIRECTORS
3.01    General Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors and those committees of the Board of Directors established pursuant to Section 3.06 of these Bylaws, subject to any limitation set forth in the Articles of Incorporation, Bylaws approved by the shareholders, or agreements among the shareholders that are otherwise lawful.
3.02    Number, Election and Term of Office. The number of directors of the Corporation shall be no less than three (3) and no greater than twelve (12) and may be fixed by resolution of the Board of Directors from time to time. Each director shall be elected at each annual meeting of shareholders and shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified, or until the earlier death, resignation or removal of such director.
Except as provided in Section 3.04, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The number of directors may be increased or decreased from time to time as provided herein or by amendment to these Bylaws; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.
3.03    Removal. Directors may be removed from the Board of Directors only for cause and only by the affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors. If the director was elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director. The shareholders may remove a director only at a special meeting called for the purpose of removing the director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director. For purposes of this Section 3.03, “cause” shall mean only: (i) conviction of a felony; (ii) declaration of unsound mind by an order of a court; (iii) gross dereliction of duty; (iv) commission of an action involving moral turpitude; or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action results in an improper substantial personal benefit and a material injury to the Corporation.
3.04    Vacancies. All vacancies and any newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Each director chosen in accordance with this Section 3.04 shall hold office until the next election of directors by shareholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Even if the directors remaining in office constitute fewer than a quorum of the Board of Directors, the directors may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. If the vacant directorship was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill such vacancy.

3.05    Compensation. Unless the Articles of Incorporation provide otherwise, the Board of Directors may determine from time to time the compensation, if any, that directors may receive for their services as directors. A director may also serve the Corporation in a capacity other than that of director and receive compensation determined by the Board of Directors for services rendered in such other capacity.
3.06    Committees. The Board of Directors by resolution may create one or more committees and appoint one or more members of the Board of Directors to serve on such committees at the discretion of the Board of Directors. Except as limited by the Code, each committee will have the authority set forth in the resolution establishing such committee or in such committee’s charter as approved by the Board of Directors.
ARTICLE IV
MEETINGS OF THE BOARD OF DIRECTORS
4.01    Regular Meetings. The Board of Directors shall hold a regular meeting on the same day as or immediately after an annual shareholders’ meeting or a special shareholders’ meeting held in lieu of an annual meeting. In addition, the Board of Directors may schedule and hold other meetings at regular intervals throughout the year.
4.02    Special Meetings. The Board of Directors shall hold a special meeting upon the call of the Chairman of the Board, the Chief Executive Officer or President or any two (2) directors.
4.03    Place of Meetings. The Board of Directors may hold meetings, both regular and special, at any place in or out of the State of Georgia. Regular meetings shall be held at the place established from time to time for regular meetings. Special meetings shall be held at the place set forth in the notice of the meeting or, if the special meeting is held in accordance with a waiver of notice of the meeting, at the place set forth in the waiver of notice.
4.04    Notice of Meetings. Unless the Articles of Incorporation provide otherwise, the Corporation is not required to give notice of the date, time, place, or purpose of a regular meeting of the Board of Directors. Unless the Articles of Incorporation provide otherwise, the Corporation shall give each member of the Board of Directors at least one (1) day’s prior notice of the date, time, and place of a special meeting of the Board of Directors. Notices of special meetings shall comply with Section 5.01 and may be waived in accordance with Section 5.02.
4.05    Quorum. Unless the Code, the Articles of Incorporation, or these Bylaws require a greater number, a quorum of the Board of Directors consists of a majority of the total number of directors that has been initially fixed in the Articles of Incorporation or that has been later prescribed by resolution of the shareholders or of the Board of Directors in accordance with Section 3.02.

4.06    Vote Required for Action.
(a)If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors unless the Code, the Articles of Incorporation, or these Bylaws require the vote of a greater number of directors.
(b)A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless:
(i)he or she objects at the beginning of the meeting (or promptly upon his or her arrival) to holding it or transacting business at the meeting;
(ii)his or her dissent or abstention from the action taken is entered in the minutes of the meeting; or
(iii)he or she delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting.
The right to dissent or abstain is not available to a director who votes in favor of the action taken.
4.07    Participation by Conference Telephone or Other Means of Communication. Any or all directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors through the use of any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means shall be deemed to be present in person at the meeting.
4.08    Adjournments. A majority of the directors present at a meeting may adjourn the meeting from time to time. This right to adjourn exists whether or not a quorum is present at the meeting and applies to regular as well as special meetings, including any meetings that are adjourned and reconvened. If a meeting of the Board of Directors is adjourned to a different date, time, or place, the Corporation is not required to give notice of the new date, time, or place or of the business to be transacted, if the new date, time, or place is announced at the meeting before adjournment. At the meeting reconvened after adjournment, the Board of Directors may transact any business that could have been transacted at the meeting that was adjourned.
4.09    Action by Directors Without a Meeting. Any action required or permitted by the Code to be taken at any meeting of the Board of Directors (or a committee of the Board of Directors) may be taken without a meeting if the action is taken by all of the members of the Board of Directors (or the committee, as the case may be). The action must be evidenced by one or more written consents or by electronic transmission describing the action taken, signed by each of the directors (or each of the directors serving on the committee, as the case may be), and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

ARTICLE VI
MANNER OF NOTICE TO AND WAIVER OF NOTICE
BY SHAREHOLDERS AND DIRECTORS
5.01    Manner of Notice.

(a)Whenever these Bylaws require notice to be given to any shareholder or director, the notice must comply with this Section 5.01 in addition to any other Section of these Bylaws concerning notice and any provision in the Articles of Incorporation.
(b)Notice to shareholders shall be in writing. Notice to a director shall be in writing unless oral notice is reasonable under the circumstances.
(c)Notice may be communicated in person; by telephone, telegraph, electronic transmission, teletype, facsimile, or other form of wire or wireless communication; or by mail, e-mail or private carrier. If these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television, or other form of public broadcast communication. Unless otherwise provided in the Code, the Articles of Incorporation, or these Bylaws, notice by e-mail, facsimile or electronic transmission, telegraph, or teletype shall be deemed to be notice in writing.

(d)Written notice to shareholders, if in comprehensible form, is effective when mailed, if mailed with first-class postage prepaid and correctly addressed to the shareholder’s address shown in the Corporation’s current record of shareholders; provided, however, that if the Corporation has more than five hundred (500) shareholders of record entitled to vote at a meeting, it may utilize a class of mail other than first class if the notice of meeting is mailed, with adequate postage prepaid, not less than thirty (30) days before the date of the meeting.
(e)Except as provided in Section 5.01(d), written notice, if in a comprehensible form, is effective at the earliest of the following unless otherwise required by law:
(i)when received, or when delivered, properly addressed, to the addressee’s last known principal place of business or residence;
(ii)five (5) days after its deposit in the mail, as evidenced by the postmark, or such longer period as provided in the Articles of Incorporation or these Bylaws, if mailed with first- class postage prepaid and correctly addressed; or
(iii)on the date shown on the return receipt, if sent by registered or certified mail, or overnight delivery, return receipt requested, and the receipt is signed by or on behalf of the addressee.
(f)Oral notice is effective when communicated if communicated in a comprehensible manner.
(g)In calculating time periods for notice, when a period of time measured in days, weeks, months, years, or other measurement of time is prescribed for the exercise of any privilege or the discharge of any duty, the first day shall not be counted but the last day shall be counted.
5.02    Waiver of Notice.

(a)A shareholder may waive any notice required by the Code, Articles of Incorporation or these Bylaws, before or after the date and time stated in the notice. Except as provided in Section 5.02(b), the waiver must be in writing or by electronic transmission, be signed by the shareholder entitled to the notice, and be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.
(b)A shareholder’s attendance at a meeting:
(i)waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and
(ii)waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.
(c)A shareholder’s waiver of notice is not required to specify the business transacted or the purpose of the meeting unless required by the Code or these Bylaws.
(d)A director may waive any notice before or after the date and time stated in the notice. Except as provided in Section 5.02(e), the waiver must be in writing or by electronic transmission, signed by the director entitled to the notice, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.
(e)A director’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the director at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
ARTICLE VI
OFFICERS
6.01    Duties. The officers of the Corporation may include a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President and Secretary and any other officers as may be appointed by the Board of Directors, as it determines, in its sole discretion, to be necessary or desirable. The officers will have the authority and will perform the duties as set forth in these Bylaws. The other officers that are appointed will have the authority and will perform the duties as established by the Board of Directors from time to time.
6.02    Appointment and Term. The Board of Directors appoints the individuals who will serve as officers of the

Corporation. An individual may simultaneously hold more than one office. Any officer appointed in accordance with this Article VI may appoint one (1) or more officers or assistant officers. All officers serve at the pleasure of the Board of Directors. The Board of Directors may remove with or without cause any officer.
6.03    Compensation. The Board of Directors or a committee thereof will fix the compensation, if any, of all corporate officers.
6.04    Chairman of the Board. The Chairman of the Board shall preside at all meetings of shareholders and the Board of Directors. The Chairman of the Board shall have such other powers and duties as may be delegated to him or her from time to time by the Board of Directors.
6.05    Chief Executive Officer. The Chief Executive Officer shall be primarily responsible for the general management of the business affairs of the Corporation and for implementing policies and directives of the Board of Directors. The Chief Executive Officer shall also preside at all meetings of shareholders and the Board of Directors during the absence or disability of the Chairman of the Board. Unless the Articles of Incorporation, these Bylaws, or a resolution of the Board of Directors provides otherwise, the Chief Executive Officer may execute and deliver on behalf of the Corporation any contract, conveyance, or similar document not requiring approval by the Board of Directors or shareholders as provided in the Code. The Chief Executive Officer shall have any other authority and will perform any other duties that the Board of Directors may delegate to him or her from time to time.
6.06    President. In the absence of the Chairman of the Board and the Chief Executive Officer, or if there is none, the President shall preside at meetings of the shareholders and Board of Directors. The President shall assume and perform the duties of the Chairman of the Board in the absence or disability of the Chairman of the Board and the Chief Executive Officer or whenever the offices of the Chairman of the Board and the Chief Executive Officer are vacant. The President will have any other authority and will perform any other duties that the Board of Directors may delegate to him or her from time to time.
6.07    Chief Financial Officer. The Chief Financial Officer shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors, Chief Executive Officer or the President. The Chief Financial Officer will have responsibility for the custody of all funds and securities belonging to the Corporation and for the receipt, deposit, or disbursement of funds and securities under the direction of the Board of Directors. The Chief Financial Officer will cause to be maintained true accounts of all receipts and disbursements and will make reports of these to the Board of Directors, upon its request, and to the Chief Executive Officer or the President, upon his or her request. The Chief Financial Officer will have any other authority and will perform any other duties that the Board of Directors may delegate to him or her from time to time.
6.08    Secretary. The Secretary will have responsibility for preparing minutes of the acts and proceedings of all meetings of the shareholders, of the Board of Directors, and of any committees of the Board of Directors, as directed by the chairperson of a particular committee. The Secretary will have authority to give all notices required by the Code, other applicable law, or these Bylaws. The Secretary will have responsibility for the custody of the corporate books, records, contracts, and other corporate documents. The Secretary will have authority to affix the corporate seal to any lawfully executed document and will sign any instruments that require his or her signature. The Secretary will authenticate records of the Corporation. The Secretary will have any other authority and will perform any other duties that the Board of Directors may delegate to him or her from time to time. In the case of absence or disability of the Secretary, or at the direction of the Chief Executive Officer or the President, any assistant secretary has the authority and may perform the duties of the Secretary.
6.09    Bonds. The Board of Directors by resolution may require any or all of the officers, agents, or employees of the Corporation to give bonds to the Corporation, with sufficient surety or sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and to comply with any other conditions that from time to time may be required by the Board of Directors.

ARTICLE VII
SHARES
7.01    Authorization and Issuance of Shares. The Board of Directors may authorize shares of any class or series provided for in the Articles of Incorporation to be issued for consideration deemed valid under the provisions of the Code, including fractional shares of any class or series as provided. In addition, before the Corporation issues the shares authorized by the Board of Directors, the Board of Directors must determine that the consideration received or to be received for shares to be issued is adequate. To the extent provided in the Articles of Incorporation, the Board of Directors will determine the preferences, limitations, and relative rights of such shares before their issuance.

7.02    Share Certificates. Shares of the Corporation’s capital stock may be certificated or uncertificated, as provided under the Code. The interest of each shareholder may be evidenced by a certificate or certificates representing shares of the Corporation which, if any, shall be in such form as Board of Directors may from time to time adopt. Share certificates, if any, shall be numbered consecutively, shall be in registered form shall indicate the date of issuance, the name of the Corporation and that it is organized under the laws of the State of Georgia, the name of the shareholder, and the number and class of shares and the designation of the series, if any, represented by the certificate. Each certificate shall be signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary; provided, however, that where a certificate is signed (either manually or by facsimile) by a transfer agent, or registered by a registrar, the signatures of those officers may be facsimiles. If a certificate is signed in facsimile, then it must be countersigned by a transfer agent or registered by a registrar other than the Corporation itself or an employee of the Corporation. The transfer agent or registrar may sign either manually or by facsimile. The corporate seal need not be affixed. The interest of a shareholder in the Corporation also may be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the Corporation in accordance with a direct registration system approved by the Securities and Exchange Commission and by any securities exchange or automated quotation system on which the shares of the Corporation’s stock may from time to time be quoted or listed.
7.03    Registered Owner. The Corporation may treat the registered owner of any share of capital stock of the Corporation as the person exclusively entitled to vote that share and to receive any dividend or other distribution with respect to that share and as the exclusive owner of that share for all other purposes. Accordingly, the Corporation is not required to recognize any other person’s equitable, or other, claim to or interest in that share, whether or not the Corporation has express or other notice of the claim or interest, except as provided otherwise by law.
7.04    Transfers of Shares. The Board of Directors shall have power and authority to make all rules and regulations as they may deem expedient concerning the transfer and registration of shares of the Corporation. Transfer of shares shall be in accordance with such rules and regulations. The Board of Directors shall have authority to appoint a transfer agent and/or a registrar for the shares of its capital stock, and to empower them or either of them in such manner and to such extent as it may deem best, and to remove such agent or agents from time to time, and to appoint another agent or other agents. Transfers of shares shall be made upon the transfer books of the Corporation, kept at the office of the transfer agent designated to transfer the shares, only upon direction of the registered owner, or by an attorney lawfully constituted in writing. With respect to certificated shares, before a new certificate is issued, the old certificate shall be surrendered for cancellation or, in the case of a certificate alleged to have been lost, stolen, or destroyed, the requirements of Section 7.06 shall have been met. Upon transfer of uncertificated shares, the record of such person’s stock shall be cancelled and shares shall be transferred to the person entitled thereto upon the issuance of a certificate or electronic transfer of such shares.
7.05    Duty of Corporation to Register Transfer. Notwithstanding any provision in Section 7.04, the Corporation is not under a duty to register the transfer of a share unless:
(a)the certificate representing that share is endorsed by the appropriate person or persons;
(b)reasonable assurance is given that the endorsement or affidavit (in the case of a lost, stolen, or destroyed certificate) is genuine and effective;
(c)the Corporation either has no duty to inquire into adverse claims or has discharged that duty;
(d)the requirements of any applicable law relating to the collection of taxes for the proposed transfer have been met; and
(e)the transfer is in fact rightful or is to a bona fide purchaser.
7.06    Lost, Stolen, or Destroyed Certificates. Any person claiming a share certificate has been lost, stolen, or destroyed must make an affidavit or affirmation of that fact in the manner prescribed by the Board of Directors. In addition, if the Board of Directors requires, the person must give the Corporation a bond of indemnity in a form and amount, and with one or more sureties, satisfactory to the Board of Directors. Once the person has satisfactorily completed these steps, the Corporation will issue an appropriate new certificate to replace the certificate alleged to have been lost, stolen or destroyed.
7.07    Record Date with Regard to Shareholder Action. If not otherwise fixed under Section 14-2-703 or 14-2-707 of the Code, the record date for determining shareholders entitled to notice of and entitled to vote at an annual or special shareholders’ meeting is the close of business on the day before the first notice is delivered to shareholders. The Board of Directors may fix a future date as the record date in order to determine the shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action (except an action provided for in Section 8.02). Any future date fixed as a record date may not be more than seventy (70) days before the date on which the meeting is to be held or the action requiring a determination of shareholders is to be taken. A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting. If the Board of Directors does not fix a future date as a record date, the Corporation will determine the record date in accordance with the Code.
ARTICLE VIII
DISTRIBUTIONS
8.01    Authorization or Declaration. Subject to any restriction in the Articles of Incorporation, the Board of Directors from time to time in its discretion may authorize or declare and the Corporation may make distributions to the shareholders in accordance with the Code.
8.02    Record Date With Regard to Distributions. The Board of Directors may fix a future date as the record date in order to determine shareholders entitled to a distribution (other than one involving a purchase, redemption, or other reacquisition of the Corporation’s shares). If the Board of Directors does not fix a future date as the record date, the Corporation will determine the record date in accordance with the Code.
ARTICLE IX
INDEMNIFICATION
9.01    Definitions. As used in this Article IX, the term:
(a)“Corporation” includes any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.
(b)“director” or “officer” means an individual who is or was a director or officer, respectively, of the Corporation or who, while a director or officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. “Director” or “officer” includes, unless the context otherwise requires, the estate or personal representative of a director or officer.
(c)“disinterested director” or “disinterested officer” means a director or officer, respectively who at the time of an evaluation referred to in Section 9.05(b) is not;
(i)A party to the proceeding; or
(ii)An individual having a familial financial, professional, or employment relationship with the person whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s or officer’s judgment when voting on the decision being made.
(d)“expenses” includes counsel fees.
(e)“liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.
(f)“party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
(g)“proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.
(h)“Reviewing Party” shall mean the person or persons making the determination as to reasonableness of expenses pursuant to Section 9.05, and shall not include a court making any determination under this Article IX or otherwise.

9.02    Basic Indemnification Arrangement.
(a)The Corporation shall indemnify an individual who is a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding; provided, however that the Corporation shall not indemnify a director or officer under this Article IX for any liability incurred in a proceeding in which the director or officer is adjudged liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:
(i)For any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;
(ii)For acts or omissions which involve intentional misconduct or a knowing violation of law;
(iii)For the types of liability set forth in Section 14-2-832 of the Code; or
(iv)For any transaction from which he or she received an improper personal benefit.
(b)If any person is entitled under any provision of this Article IX to indemnification by the Corporation for some portion of liability incurred by him or her, but not the total amount thereof, the Corporation shall indemnify such person for the portion of such liability to which he or she is entitled.
9.03    Advances for Expenses.
(a)The Corporation shall, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because he or she is a director or officer if he or she delivers to the Corporation:
(i)A written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in Section 9.02(a) above; and
(ii)His or her written undertaking (meeting the qualifications set forth below in Section 9.03(b)) to repay any funds advanced if it is ultimately determined that he or she is not entitled to indemnification under this Article IX or the Code.
(b)The undertaking required by Section 9.03(a)(ii) above must be an unlimited general obligation of the proposed indemnitee but need not be secured and shall be accepted without reference to the financial ability of the proposed indemnitee to make repayment. If a director or officer seeks to enforce his or her rights to indemnification in a court pursuant to Section 9.04 below, such undertaking to repay shall not be applicable or enforceable unless and until there is a final court determination that he or she is not entitled to indemnification, as to which all rights of appeal have been exhausted or have expired.
9.04    Court-Ordered Indemnification and Advances for Expenses. A director or officer who is a party to a proceeding shall have the rights to court-ordered indemnification and advances for expenses as provided in the Code.
9.05    Determination of Reasonableness of Expenses.
(a)The Corporation acknowledges that indemnification of, and advancement of expenses to, a director or officer under Section 9.02 has been pre-authorized by the Corporation as permitted by Section 14-2-859(a) of the Code, and that pursuant to authority exercised under Section 14-2-856 of the Code, no determination need be made for a specific proceeding that indemnification of the director or officer is permissible in the circumstances because he or she has met a particular standard of conduct. Nevertheless, except as set forth in Section 9.05(b) below, evaluation as to reasonableness of expenses of a director or officer for a specific proceeding shall be made as follows:
(i)If there are two (2) or more disinterested directors, by the Board of Directors by a majority vote of all disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;
(ii)If there are fewer than two (2) disinterested directors, by the Board of Directors (in which determination directors who do not qualify as disinterested directors may participate); or

(iii)By the shareholders, but shares owned by or voted under the control of a director or officer who at the time does not qualify as a disinterested director or disinterested officer may not be voted on the determination.
(b)Notwithstanding the requirement under Section 9.05(a) that the Reviewing Party evaluate the reasonableness of expenses claimed by the proposed indemnitee, any expenses claimed by the proposed indemnitee shall be deemed reasonable if the Reviewing Party fails to make the evaluation required by Section 9.05(a) within sixty (60) days following the later of;
(i)the Corporation’s receipt of the affirmative undertaking required by Section 9.03(a); or
(ii)the Corporation’s receipt of invoices for specific expenses to be reimbursed or advance.
9.06    Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses under this Article IX to an employee or agent of the Corporation who is not a director or officer to the same extent and subject to the same conditions that a Georgia corporation could, without shareholder approval under Section 14-2-856 of the Code, indemnify and advance expenses to a director, or to any lesser extent (or greater extent if permitted by law) determined by the Board of Directors, in each case consistent with public policy.
9.07    Liability Insurance. The Corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the Corporation or who, while a director, officer, employee or agent of the Corporation, serves at the Corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify or advance expenses to him or her against the same liability under this Article IX or the Code.
9.08    Witness Fees. Nothing in this Article IX shall limit the Corporation’s power to pay or reimburse expenses incurred by a person in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.
9.09    Report to Shareholders. To the extent and in the manner required by the Code from time to time, if the Corporation indemnifies or advances expenses to a director or officer in connection with a proceeding by or in the right of the Corporation, the Corporation shall report the indemnification or advance to the shareholders.
9.10    No Duplication of Payments; Nonexclusive. The Corporation shall not be liable under this Article IX to make any payment to a person hereunder to the extent such person has otherwise actually received payment (under any insurance policy, agreement or otherwise) of the amounts otherwise payable hereunder. The rights of a director or officer hereunder shall be in addition to any other rights with respect to indemnification, advancement of expenses or otherwise that he or she may have under contract or the Code or otherwise.
9.11    Subrogation. In the event of payment under this Article IX, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.
9.12    Contract Rights. The right to indemnification and advancement of expenses conferred hereunder to directors and officers shall be a contract right and shall not be affected adversely to any director or officer by any amendment of these Bylaws with respect to any action or inaction occurring prior to such amendment; provided, however, that this provision shall not confer upon any indemnitee or potential indemnitee (in his or her capacity as such) the right to consent or object to any subsequent amendment of these Bylaws.
9.13    Amendments. It is the intent of the Corporation to indemnity and advance expenses to its directors and officers to the fullest extent permitted by the Code, as amended from time to time. To the extent that the Code is hereafter amended to permit a Georgia corporation to provide to its directors and officers greater rights to indemnification or advancement of expenses than those specifically set forth hereinabove, this Article IX shall be deemed amended to require such greater indemnification or more liberal advancement of expenses to the Corporation’s directors and officers, in each case consistent with the Code as so amended from time to time. No amendment, modification or rescission of this Article IX, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein shall be effective as to any person with respect to any action taken or omitted by such person prior to such amendment, modification or rescission.

9.14    Severability. To the extent that the provisions of this Article IX are held to be inconsistent with the provisions of Article 8, Part 5, of the Code, such provisions of such Code shall govern. In the event that any of the provisions of this Article IX (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article IX shall remain enforceable to the fullest extent permitted by law.
ARTICLE X
MISCELLANEOUS
10.01    Inspection of Records. The Board of Directors may determine what corporate records, other than those specifically required by the Code to be made open to inspection, will be made open to the right of inspection by the shareholders. In addition, the Board of Directors may fix reasonable rules not in conflict with the Code regarding the inspection of corporate records that are required by the Code or are permitted by determination of the Board of Directors to be made open to inspection. The right of inspection granted in Section 14-2-1602(c) of the Code is not available to any shareholder owning two percent (2%) or less of the shares outstanding, unless the Board of Directors in its discretion grants prior approval for the inspection to the shareholder.
10.02    Fiscal Year. The Board of Directors may determine the fiscal year of the Corporation and may change the fiscal year from time to time as the Board of Directors deems appropriate.
10.03    Corporate Seal. If the Board of Directors determines that the Corporation should have a corporate seal for the Corporation, the corporate seal will be in the form the Board of Directors from time to time determines.
10.04    Financial Statements. In accordance with the Code, the Corporation shall prepare and provide to the shareholders such financial statements as may be required by the Code.
10.05    Conflict with Articles of Incorporation. In the event that any provision of these Bylaws conflicts with any provision of the Articles of Incorporation, the provision in the Articles of Incorporation will govern.
ARTICLE XI
AMENDMENTS
11.01    Power to Amend Bylaws. Subject, in each case, to the Articles of Incorporation and the Code:
(a)the Board of Directors shall have power to alter, amend or repeal these Bylaws or adopt new Bylaws;
(b)any Bylaws adopted by the Board of Directors may be altered, amended or repealed, and new Bylaws may be adopted, by the shareholders; and
(c)Article XII shall be amended only in the manner provided by relevant provisions of the Code.
ARTICLE XII
CERTAIN PROVISIONS OF GEORGIA LAW
12.01    Fair Price Requirements. All of the requirements of Article 11, Part 2, of the Code included in Sections 14-2-1110 through 1113 (and any successor provisions thereto) shall be applicable to the Corporation in connection with any business combination, as defined therein, with any interested shareholder, as defined therein.
12.02    Business Combinations. All of the requirements of Article 11, Part 3, of the Code included in Sections 14-2-1131 through 1133 (and any successor provisions thereto) shall be applicable to the Corporation in connection with any business combination, as defined therein, with any interested shareholder, as defined therein.
ARTICLE XIII
EMERGENCY BYLAWS
13.01    Emergency Bylaws. This Article XIII shall be operative during any emergency resulting from some catastrophic event that prevents a quorum of the Board of Directors or any committee thereof from being readily assembled (an “emergency”), notwithstanding any different or conflicting provisions set forth elsewhere in these Bylaws or in the Articles of Incorporation. To the extent not inconsistent with the provisions of this Article XIII, the bylaws set forth elsewhere herein and the provisions of the Articles of Incorporation shall remain in effect during such emergency, and upon termination of such emergency, the provisions of this Article XIII shall cease to be operative.

13.02    Meetings. During any emergency, a meeting of the Board of Directors or any committee thereof may be called (i) by any director or (ii) by the Chief Executive Officer, President, Chief Financial Officer or the Secretary (the “Designated Officers”) of the corporation. Notice of the time and place of the meeting shall be given by any available means of communication by the person calling the meeting to such of the directors and/or Designated Officers as may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.
13.03    Quorum. At any meeting of the Board of Directors or any committee thereof called in accordance with this Article XIII, the presence or participation of two directors, one director and a Designated Officer, or two (2) Designated Officers shall constitute a quorum for the transaction of business.
13.04    Bylaws. At any meeting called in accordance with this Article XIII, the Board of Directors or a committee thereof, as the case may be, may modify, amend or add to the provisions of this Article XIII so as to make any provision that may be practical or necessary for the circumstance of the emergency.
13.05    Liability. Corporate action taken in good faith in accordance with the emergency bylaws may not be used to impose liability on a director, officer, employee or agent of the Company.
13.06    Repeal or Change. The provisions of this Article XIII shall be subject to repeal or change by further action of the Board of Directors or by action of shareholders, but no such repeal or change shall modify the provisions of Section 13.05 with regard to action taken prior to the time of such repeal or change.

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